AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 2004


                           REGISTRATION NO. 333-107570

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          AMENDMENT NO. 4 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               IQ BIOMETRIX, INC.


                               f/k/a "JVWeb, Inc."
                 (Exact name of Registrant specified in charter)



Delaware                           7372                         76-0552098
--------------------------------------------------------------------------------
 (State of                  (Primary Industrial              (I.R.S.  Employer
Incorporation)                 Classification)                     I.D.#)

                      39111 Paseo Padre Parkway, Suite 304
                            Fremont, California 94538
                               Tel: (510) 795-2900


              (Address and telephone number of principal executive
                    offices and principal place of business)



Michael Walsh                         With a copy to:
Chief Financial Officer               Alisande M. Rozynko
I.Q. Biometrix, Inc.                  The Crone Law Group
39111 Paseo Padre Parkway, Suite 304  201 Mission St.,Ste 1930
Fremont, CA 94538                     San Francisco, CA 94105
Tel:(510) 795-2900                    Tel: (415) 495-8900
Fax: (510) 713-0206                   Fax: (415) 495-8901


                       (Name, address, including zip code
                        and telephone number, including
                         area code of agent for service)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


                                                                        Proposed
Title of each class                               Proposed              maximum
of securities to be       Amount to be        maximum offering         aggregate              Amount of
registered                registered(1)      price per share(2)     offering price(2)     registration fee(3)
-------------------       -------------      ------------------     -----------------     -------------------
Common Stock               9,077,840(4)             $1.25              $11,347,300          $1,437.70



(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Over-The-Counter Bulletin Board on March 29, 2004.

(3) Previously paid.

(4) Includes 3,433,840 common shares previously issued, up to 200,000 common shares issuable to holders of certain options upon their exercise, up to 3,524,000 common shares issuable to holders of certain convertible debentures upon their conversion, and up to 1,920,000 common shares issuable to holders of warrants upon their exercise.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 1, 2004


                               IQ BIOMETRIX, INC.
                            39111 PASEO PADRE PARKWAY
                            FREMONT, CALIFORNIA 94538
                               TEL: (510) 795-2900


                        9,077,840 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 9,077,840 shares of our common stock, $0.01 par value per share, being offered by the persons who are, or will become, our stockholders. These persons are referred to throughout this prospectus as "selling stockholders." Of these shares:

*     3,433,840 shares were previously issued;
* Up to 200,000 shares are issuable to holders of certain options upon their exercise;
* Up to 3,524,000 shares are issuable to holders of certain convertible debentures upon their conversion; and
* Up to 1,920,000 shares are issuable to holders of certain warrants upon their exercise.


All of the shares, warrants, options and debentures described above were previously issued in private placement transactions completed prior to the filing of this registration statement.

The Company is not selling any shares of stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise of warrants or options. We will not receive any further cash proceeds upon the conversion of the debentures. All costs associated with this registration will be borne by us. The selling stockholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions or in trading markets for our common stock.


Our common stock trades on the OTC Bulletin Board under the symbol "IQBM.OB" The closing price of our common stock on the OTC Bulletin Board on March 29, 2004 was $1.30 per share.


YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2004.

                                TABLE OF CONTENTS


SUMMARY OF OFFERING........................................................... 3

RISK FACTORS ..................................................................5

USE OF PROCEEDS ..............................................................13

DIVIDEND POLICY ..............................................................13

PRICE RANGE OF COMMON STOCK ..................................................13

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS..............................14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............................15

BUSINESS .....................................................................19

MANAGEMENT ...................................................................26

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS ..............................27

PRINCIPAL STOCKHOLDERS .......................................................32

DESCRIPTION OF CAPITAL STOCK .................................................34

SELLING STOCKHOLDERS .........................................................36

PLAN OF DISTRIBUTION .........................................................37

EXPERTS ......................................................................38

INDEX TO FINANCIAL STATEMENTS................................................F-1

                               SUMMARY OF OFFERING

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Common stock outstanding .............. 23,110,411 shares (1) prior to this offering


Common stock being offered by
selling stockholders   ................   Up to 9,077,840 shares

Common stock outstanding ..............   28,754,411 shares (2)
after this offering


Price per share to the public..........   Market or negotiated price at the time
                                          of sale or resale.

Total proceeds raised by offering .....   We will not receive any proceeds from
                                          the resale of shares offered by any
                                          selling stockholders. We received
                                          proceeds from the issuance of the
                                          convertible debentures whose
                                          underlying shares of common stock are
                                          covered by this prospectus. We also
                                          received proceeds from the sale of
                                          our common stock in a private
                                          placement.  We will receive proceeds
                                          from the exercise of the warrants and
                                          options whose underlying shares of
                                          common stock are covered by this
                                          prospectus if the warrants and
                                          options are exercised.

Plan of Distribution...................   The offering of our shares of common
                                          stock is being made by our
                                          stockholders who wish to sell their
                                          shares. Sales of our common stock may
                                          be made by the selling stockholders
                                          in the open market or in privately
                                          negotiated transactions and at
                                          discounted prices, fixed prices, or
                                          negotiated prices. See "PLAN OF
                                          DISTRIBUTION."


Risk Factors...........................   There are significant risks involved
                                          in investing in our company. For a
                                          discussion of risk factors you should
                                          consider before buying our common
                                          stock, see "RISK FACTORS" beginning
                                          on page 5.


(1) Based on 23,110,411 shares of common stock outstanding as of February 27, 2004. Does not include (i) 3,656,531 shares issuable upon exercise of outstanding options; (ii) 1,661,898 shares reserved for future issuance under our stock plans; (iii) up to 200,000 common shares issuable upon the exercise of options whose underlying shares of common stock are covered by this prospectus;
(ii) up to 3,524,000 common shares issuable upon the conversion of certain convertible debentures whose underlying shares of common stock are covered by this prospectus; and (iii) up to 1,920,000 common shares issuable upon the exercise of certain warrants whose underlying shares of common stock are covered by this prospectus.

(2) Includes (i) 200,000 common shares issuable upon the exercise of options whose underlying shares of common stock are covered by this prospectus; (ii) 3,524,000 common shares issuable upon the conversion of convertible debentures whose underlying shares of common stock are covered by this prospectus; and
(iii) 1,920,000 common shares issuable upon the exercise of certain warrants whose underlying shares of common stock are covered by this prospectus.

                             SUMMARY FINANCIAL DATA

The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.

                          STATEMENT OF OPERATIONS DATA
                         (Dollar amounts and share data)


                              Six Months Ended                     Year Ended
                                 December 31                         June 30
                       ------------------------------      ------------------------------
                           2002              2003             2002               2003
                       ------------      ------------      ------------      ------------
                                 (Unaudited)

Revenues               $      49,387         $138,348    $     98,148     $    105,772
Net (Loss)             $    (807,919)     $(2,571,940)   $   (984,265)    $ (3,887,691)
Basic and Diluted
   (Loss) Per
   Common Share        $        (.05)     $      (.16)   $       (.06)    $       (.23)

Basic and Diluted
Weighted Average
Shares Outstanding        16,502,785       20,193,034      15,547,000       16,928,344


                               BALANCE SHEET DATA

                                        December 31, 2003          June 30, 2003
                                       ------------------          -------------
                                          (Unaudited)

   Total Assets                           $   583,990               $   299,513
   Total Current Liabilities              $ 1,360,270               $ 1,132,452
   Stockholders' Deficit                  $  (776,227)              $  (832,939)

                                  RISK FACTORS

THE SECURITIES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. ACCORDINGLY, THEY SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. YOU SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, THE FOLLOWING RISK FACTORS:

                     RISKS RELATED TO OUR FINANCIAL RESULTS

WE CURRENTLY LACK LIQUIDITY AND WE WILL NEED TO RAISE ADDITIONAL EQUITY OR DEBT FINANCING TO FUND OUR OPERATIONS.

To date, we have had no meaningful revenues and there is a "Going Concern" reservation in our auditor's opinion for the year ended June 30, 2003. We have heretofore financed our business through the procurement of capital investments. At December 31, 2003, we had cash, cash equivalents and short-term investments of $374,000; our accounts payable were approximately $44,000, and we had accrued expenses of $86,000. In September and October 2003 we raised an additional $700,000 through the issuance of convertible debentures, which mature in 2004. In order to address our immediate liquidity issues, we are seeking additional debt or equity financing. We currently do not have any credit arrangements. We may not be able to obtain additional debt or equity financing. If successful in raising additional financing, we may not be able to do so on terms that are not excessively dilutive to existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms in the future could have a material adverse impact on our financial performance and stock price and require us to curtail our operations.

In addition, any financing arrangement may have potentially adverse effects on us or our stockholders. Debt financing (if available and undertaken) may involve restrictions limiting our operating flexibility. Moreover, if we issue equity securities to raise additional funds, the following results may occur:

*     The percentage ownership of our existing stockholders will be reduced;
* Our stockholders may experience additional dilution in net book value per share;
* The new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock.

We are seeking to increase our revenues by increasing sales of our existing products through the expansion of our marketing program and our sales force. We are also exploring the development of new products that are synergistic to our existing business and actively seeking out acquisition and partnering prospects that would complement our existing product offerings, augment our market coverage, or enhance our technological capabilities. There can be no assurance that we will be successful in increasing sales of our existing products, developing or locating new products, or consummating any acquisitions or partnering transactions. Even if we were able to develop or acquire new products, there can be no assurance that sales of these new products would result in increased revenues, in which case our business, results of operations and financial condition would be materially and adversely affected.

OUR LIMITED OPERATING HISTORY MAKES AN EVALUATION OF US AND OUR FUTURE EXTREMELY DIFFICULT.

We have only recently begun selling our FACES(TM) 4.0 product, and we have generated very limited revenues from its sale. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS" and "BUSINESS." Because we have only recently begun to generate revenues, we are unable to accurately forecast what the level of our revenues will be, and we have limited meaningful historical financial data upon which to plan future operating expenses. Given our extremely limited revenues to date and our current limited cash resources, if our revenues in any period are lower than we project, our business, results of operations and financial condition would be materially and adversely affected. In addition, our ability to forecast accurately our quarterly revenue and expenses is limited due to a number of factors, including:

* The fact that we currently derive substantially all of our revenues from sales of our FACES(TM) software product and our expectation that we will continue to derive substantially all of our revenues from this product for the foreseeable future;
*     The market's limited acceptance of our product to date;
*     Our ability to develop and increase our customer base;
*     Our need to expand our distribution capability;
* Our ability to implement and successfully execute our sales and marketing strategy;
* Our need to introduce new products and services to respond to technological and competitive developments and customer needs;
*     Our ability to manage the growth we are seeking to realize;
*     Our ability to respond to competitive developments;
*     Our dependence on our current executive officers and key employees;
*     Our ability to provide superior customer service and order fulfillment.

There can be no assurance that we can successfully address some or all of these risks but our failure to do so could materially and adversely affect our business, prospects, financial condition and results of operations.

WE HAVE A HISTORY OF LOSSES AND DO NOT KNOW WHEN WE MAY BECOME PROFITABLE OR IF WE DO BECOME PROFITABLE WHETHER WE CAN SUSTAIN PROFITABILITY.

We have incurred net losses of $8,178,385 since inception. As of December 31, 2003, we had an accumulated stockholder deficit of $776,227 and we expect to continue to incur net losses for the foreseeable future. We also expect to incur significant product development, sales and marketing and general and administrative expenses. As a result, we will need to generate increased revenues to achieve profitability and we may not be able to generate sufficient revenues to achieve profitability. To increase our revenues, we must increase sales of our existing products and introduce new products that we have either developed internally or acquired through other arrangements. While we believe we can grow our revenues from our existing product through internal actions, the rate of growth will most likely not allow us to achieve our breakeven quarterly revenue level in a timely manner. Therefore, we continue to evaluate business combinations and partnering arrangements in our core business areas that would improve our market share position, increase our revenue, improve on our net loss position and accelerate our ability to reach profitability. While we are seeking acquisitions that we believe would improve our financial results, a completed acquisition may not provide the anticipated financial results, thus leading to continuing net losses. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. We are seeking to increase our revenues by increasing the sales of our existing products through the expansion of our marketing program and our sales force. We are also exploring the development of new products that are synergistic to our existing business and actively seeking out acquisition and partnering prospects that would complement our existing product offerings, augment our market coverage, or enhance our technological capabilities. There can be no assurance that we will be successful in increasing sales of our existing products or in developing or locating new products. Even if we were able to develop or acquire new products, there can be no assurance that sales of these new products would result in increased revenues, in which case our business, results of operations and financial condition would be materially and adversely affected.

FLUCTUATIONS IN OUR BUSINESS AND OPERATING RESULTS MAY MATERIALLY AND ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

We expect that our operating results will fluctuate in the future due to a number of factors many of which are outside of our control. These factors include the following:

* Customer concentration; most of our current and prospective customers are local, state and federal law enforcement agencies, many of which are experiencing their worst budget crisis in years;

*     Budgetary cycles of governmental agencies;

*     Overall demand for our products;

*     Our ability to attract new customers at a steady rate;

* The rate at which we or our competitors introduce new products, the rate at which these products acquire market acceptance, and the cost required to develop these products;

* Technical defects in our products that could delay product shipments or increase the costs of introducing new products;

*     Changes in the pricing of our products or those of our competitors;

* The amount and timing of capital expenditures and other costs relating to the expansion of our operations;

*     Costs relating to our marketing programs and our business in general;

*     General economic conditions.

Any of the foregoing factors may cause our operating expenses to be disproportionately high or cause our revenue and operating results to fluctuate causing our business, financial condition and operating results to be adversely affected. In addition, to respond to changes in our competitive environment, we may occasionally make certain decisions from which we may benefit in the long run. However, in the short run, such decisions could materially and adversely affect our quarterly results of operations and financial condition. Due to all of the foregoing factors, in some future quarter our operating results may fall below our expectations and those of our stockholders. In such event, the trading price of our common stock could be materially adversely affected. Further, we believe that period-to-period comparisons of our financial results may not be very meaningful. Accordingly, you should not conclude that such comparisons indicate future performance.

                          RISKS RELATED TO OUR BUSINESS

OUR BUSINESS WILL NOT GROW UNLESS THE MARKET FOR BIOMETRIC SOLUTIONS EXPANDS BOTH DOMESTICALLY AND INTERNATIONALLY.

Our revenues are derived from the sale of biometric products. Biometric solutions have not gained widespread commercial acceptance. We cannot accurately predict the future growth rate, if any, or the ultimate size of the biometric technology market. The expansion of the market for our products and services depends on a number of factors including without limitation:

o the cost, performance and reliability of our products and services and the products and services of competitors;

o     customers' perception of the perceived benefit of biometric solutions;

o public perceptions of the intrusiveness of these solutions and the manner in which firms are using the information collected;

o     public perceptions regarding the confidentiality of private information;

o     proposed or enacted legislation related to privacy of information;

o     customers' satisfaction with our products and services; and

o     marketing efforts and publicity regarding these products and services.

IF WE FAIL TO GENERATE REPEAT OR EXPANDED BUSINESS FROM OUR CURRENT AND PROSPECTIVE CUSTOMERS, OUR BUSINESS WILL BE SERIOUSLY HARMED.

We believe that our success will depend on the continued growth of our customer base as well as the sale of new and enhanced products to our existing customers. Over 150,000 licenses to pre-4.0 versions of our FACES(TM) product have been distributed to law enforcement agencies in the United States and we expect to focus a large part of our sales and marketing efforts with respect to our new products on these existing customers. If we are to be successful in generating sales from our existing customers, we will need to convince them that our new products provide them with additional benefits. In addition, our ability to attract new customers will depend on a variety of factors, including the reliability and cost-effectiveness of our products and our ability to effectively market our products. If we fail to generate repeat and expanded business from our current and prospective customers, our operating results will be seriously harmed.

IF WE FAIL TO PROMOTE OUR BRAND NAME SUCCESSFULLY OR IF WE INCUR SIGNIFICANT EXPENSES PROMOTING AND MAINTAINING OUR BRAND NAME, OUR BUSINESS COULD BE HARMED.

Due in part to the emerging nature of the market for our products and the substantial resources available to some of our competitors, there may be a limited time opportunity for us to achieve and maintain a significant market share. Developing and maintaining awareness of our brand name is critical to achieving widespread acceptance of our products. Furthermore, we believe that the importance of brand recognition will increase as competition in the market for products such as ours increases. Successfully promoting and positioning our brand will depend largely on the effectiveness of our marketing efforts. To attract and retain customers and to promote and maintain our brands in response to competitive pressures, we may need to increase our marketing budget or otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers. If we are unable for financial reasons to increase our sales and marketing budget or if we are unable to successfully promote our brand, our business will suffer.

OUR REVENUES ARE DEPENDENT UPON THE AVAILABILITY AND TIMELY DISTRIBUTION OF GOVERNMENTAL FUNDING.

Many of our prospective customers are local, state and federal law enforcement and other governmental and quasi-governmental agencies. The ability of these prospective customers to purchase our products are heavily dependent on the availability or continued availability of federal, state or local government funds or grants and general tax funding, including funding by the Office of Homeland Security. Such funding may not be approved or, if approved, it may not be available for the purchase of our products or solutions, and even if such funding is approved and available, such funds may be subject to termination at any time at the sole discretion of the government body providing or receiving such funds.

RAPID TECHNOLOGICAL CHANGE IN OUR MARKET COULD CAUSE OUR PRODUCTS TO BECOME OBSOLETE OR REQUIRE US TO REDESIGN OUR PRODUCTS.

We expect that our market will be characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete. We believe that our future success will depend in large part on our ability to develop new and effective products in a timely manner and on a cost effective basis. As a result of the complexities inherent in our product, major new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if we or our competitors announce or introduce new products our current or prospective customers may defer or cancel purchases of our products, which could materially adversely affect our business, operating results and financial condition. Our failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse affect on our business, operating results and financial condition.

IF WE LOSE ANY KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, WE MAY BE UNABLE TO CONTINUE DEVELOPING OUR BUSINESS AND PRODUCT LINE.

The loss of the services of one or more of our key personnel could materially adversely affect our business, operating results and financial condition. We cannot guarantee that we will be able to retain our key personnel. Our future success also depends on our continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for these individuals is intense, and there can be no assurance that we can attract, assimilate or retain necessary personnel in the future.

FAILURE TO EXPAND OUR SALES AND DISTRIBUTION CHANNELS AND MANAGE OUR SALES AND DISTRIBUTION RELATIONSHIPS COULD SIGNIFICANTLY REDUCE OUR REVENUES.

We sell our products through a network of distributors and resellers. Our success will depend on our ability to manage relationships with our existing network of distributors and resellers and to expand our network of resellers and distributors. The sale of our products by our distributors and resellers depends on the effectiveness of their selling efforts and their ability to meet their own responsibilities under agreements with customers in a timely manner. At times, our distributors and resellers may also offer products of our competitors and our agreements with them have no minimum purchase commitments. We cannot assure you that we will be able to expand our distribution channels, manage our distribution relationships successfully or that our distributors and resellers will market and sell our products effectively. Our failure to manage successfully our distribution relationships or the failure of our distributors and resellers to sell our products could reduce our revenues and have a material adverse effect on business, results of operations and financial conditions.

IF THE USE OF OUR PRODUCTS IS DEEMED TO BE AN INVASION OF PERSONAL PRIVACY RIGHTS OUR BUSINESS MAY SUFFER.

From time to time, biometric products such as ours have been the focus of organizations and individuals seeking to curtail or eliminate the use of these technologies on the grounds that these technologies may be used to diminish personal privacy rights. In the event that such initiatives result in restrictive legislation, the market for products such as ours may be adversely affected.

IF WE GROW OUR BUSINESS AS PLANNED, WE MAY NOT BE ABLE TO MANAGE PROPERLY OUR GROWTH, WHICH MAY IMPEDE OUR ABILITY TO ACHIEVE PROFITABILITY.

If we are successful in growing our business as we plan, our operations may expand rapidly and significantly. Any rapid growth could put a significant strain on our management, operational and financial resources. In order to manage the growth of our operations, we will be required to expand existing operations, to implement new operational, financial and inventory systems, procedures and controls, including improvement of our financial and other internal management systems, and to hire, train, manage and expand our employee base. If we are unable to manage growth effectively, our business, results of operations and financial condition will be materially adversely affected. In addition, if we are successful in growing our business as we plan, we expect operating expenses to increase, and as a result, we will need to generate increased revenue to achieve and maintain profitability. In particular, as we grow our business, we would incur additional costs and expenses related to:

*     The expansion of our sales force and distribution channels;

*     The expansion of our product and services offerings;

*     Development of relationships with strategic business partners;

*     The expansion of management and infrastructure;

*     Brand development, marketing and other promotional activities.

Costs associated with these activities could delay our ability to achieve or maintain profitability.

OUR ACQUISITION STRATEGY MAY BE UNSUCCESSFUL, WHICH MAY HARM OUR ABILITY TO GROW REVENUES.

We believe that our future success depends on our ability to introduce and market new products and services that we have either developed internally or acquired through strategic combinations or partnering relationships. We intend to actively seek out acquisition and partnering prospects that would complement our existing product offerings, augment our market coverage, or enhance our technological capabilities. This strategy is subject to inherent risks associated with the potential integration of additional operations, the extent of management time and attention required, and related costs and expenses associated with the execution of this strategy.

WE WILL FACE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT US FROM SUCCESSFULLY INTEGRATING BUSINESSES WE MAY ACQUIRE IN THE FUTURE.

Execution of our acquisition and partnering strategy could result in a number of financial consequences, including without limitation:

*     Use of cash resources that would reduce our financial reserves;

* Issuance of stock that would dilute our current stockholders' percentage ownership;

*     Incurrence of debt;

*     Assumption of liabilities;

*     Increased operational and administrative complexity of our business;

* Higher fixed expenses, which require a higher level of revenues to maintain gross margins; and

* Incurrence of expenses related to in-process research and development and the possible impairment of goodwill and other intangible assets, which could result in large one-time write-offs.

Furthermore, acquisitions involve numerous operational risks, including:

* Problems related to the integration and management of acquired technology, products, operations, information systems and personnel of the acquired company;

* Problems completing product development programs of the acquired company and consolidating research and development efforts;

*     Unanticipated costs or liabilities;

*     Diversion of management's attention from our core business;

* Diversion of resources from our existing business, products or technologies;

* Adverse effects on existing business relationships with suppliers and customers;

* Risks associated with entering markets in which we have no or limited prior experience; and

* Potential loss of key employees, particularly those of the acquired organizations.

The integration of businesses that we may acquire could be a complex, time consuming and expensive process. We must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices to be successful. We cannot guarantee that any future acquisitions will result in sufficient revenues or earnings to recover our investment in, or expenses related to, these acquisitions or that any synergies will develop. If we are not successful in integrating acquired businesses or if expected earnings or synergies do not materialize, we could be forced to attempt to resell or cease operations of acquired businesses. In either event, we would likely incur significant expenses as well as non-cash charges to write-off acquired assets, which could seriously harm our financial condition and operating results.

OUR FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED BY COMPETITION.

The market for our products is characterized by significant and increasing competition. Most of our current and potential competitors have longer operating histories and significantly greater financial, technical and marketing resources than we do. We expect competition to intensify in the future as new companies enter the market on a regular basis. There can be no assurance that existing or future competitors will not develop or offer products that provide significant performance, price or other advantages over those we offer. Such a development could result in price reductions or displacement of our products, which could materially adversely affect our business, results of operations and financial condition.

                    RISKS RELATED TO DEVELOPING OUR PRODUCTS

SUBSTANTIALLY ALL OF THE SOFTWARE DEVELOPMENT FOR OUR FACES(TM) 4.0 PRODUCT WAS OUTSOURCED TO A THIRD PARTY. IF WE CONTINUE TO USE THIRD PARTY DEVELOPERS FOR FUTURE PRODUCT RELEASES WE MAY IN THE FUTURE BE SUBJECT TO DELAYS IN PRODUCT RELEASES, ENHANCEMENTS AND UPGRADES AS WELL AS QUALITY CONTROL ISSUES.

We outsourced the development of our FACES(TM) 4.0 software to Entreprise Cogniscience, Inc. an independent software developer. Although, FACES(TM) 4.0 was commercially released in 2003, we have discovered and we may continue to discover errors and defects in FACES(TM) 4.0. The fact that we do not directly control the development of our product subjects us to the risk that we may experience delays in issuing error corrections or enhancements to our most recent release. Recently, Entreprise Cogniscience was acquired by a third party. While, the agreement between us and Entreprise Cogniscience is binding upon any successor-in-interest to Entreprise Cogniscience, we cannot guarantee that the acquiror will devote as many resources to fulfilling the agreement as Entreprise Cogniscience did before the acquisition or that the quality of their work will meet our specifications. If the successor-in-interest fails to devote as many resources to our product or if the quality of their work does not meet our specification, it could lead to delays in releasing any error corrections or bug fixes. In addition, if we continue to use Entreprise Cogniscience or another independent software developer to develop future releases or products, we may experience delays in future product releases, enhancements and upgrades, as well as difficulties in maintaining quality control which may lead to higher than expected error and defect rates, all of which could have an adverse effect on our business, results of operations and financial condition.

WE DEPEND ON THIRD-PARTY TECHNOLOGY FOR THE DEVELOPMENT OF OUR SOFTWARE. IF WE WERE TO TERMINATE OUR RELATIONSHIP WITH SUCH THIRD PARTY PROVIDER, WE COULD EXPERIENCE DELAYS IN FUTURE PRODUCT RELEASES AND IMPROVEMENTS PRODUCTS.

Entreprise Cogniscience, the third party software developer that assisted us in the development of FACES(TM) 4.0, used a proprietary environment based on LISP to develop our software. If we were to bring our software development in-house or if our relationship with Entreprise Cogniscience were otherwise to terminate, we would need to port our source code to a new development environment, which may cause us to experience delays in future product releases, enhancements and upgrades, as well as higher than expected error and defect rates, all of which could have an adverse effect on our business, results of operations and financial condition.

OUR SOFTWARE PRODUCTS ARE COMPLEX AND MAY CONTAIN UNKNOWN DEFECTS THAT COULD RESULT IN NUMEROUS ADVERSE CONSEQUENCES.

Complex software products such as ours often contain latent errors or defects, particularly when first introduced, when new versions or enhancements are released and when configured for a specific customer. We currently have experienced errors and defects in our most recent release. However, there can be no assurance that despite testing, defects and errors will not be found in current versions, new versions or enhancements of our products after commencement of commercial shipments, any of which could result in damage to our reputation, the loss of sales, a diversion of our product development resources, or a delay in market acceptance, and thereby materially adversely affecting our business, operating results and financial condition. The computer hardware environment is characterized by a wide variety of non-standard configurations that make prerelease testing for programming or compatibility errors very difficult and time consuming. Despite our testing, errors may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. Furthermore, there can be no assurance that our products will meet all of the expectations and demands of our customers. The failure of our products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. We do not currently maintain any general liability insurance. Any general liability insurance that we may carry could be insufficient to protect us from all liability that may be imposed under any asserted claims. Although through our license agreements with customers we try to include provisions designed to limit our exposure to potential claims, such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions.

WE OUTSOURCED THE PACKAGING OF OUR FACES(TM) 4.0 PRODUCT TO A SINGLE THIRD PARTY CONTRACTOR. IF WE CONTINUE TO USE THIRD PARTIES FOR THE PACKAGING OF OUR PRODUCTS, WE MAY EXPERIENCE IN THE FUTURE DELAYS OR DISRUPTIONS IN THE DISTRIBUTION OF OUR PRODUCTS OR QUALITY CONTROL ISSUES.

We outsource the packaging of our products to a third party contractor. Packaging consists of transferring our software onto compact discs, quality control testing and packaging the CDs and manuals. Although to date, we have not experienced any packaging delays or quality control issues, if we continue to use a third party contractor to package our products, we may experience delays, disruptions or quality control problems, which could result in delays in shipments of our products to our customers, which would negatively affect our revenues, competitive position and reputation.

                   RISKS RELATED TO OUR INTELLECTUAL PROPERTY

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY.

Our future success depends upon our proprietary technology. We are protecting our proprietary information through the use of patent, copyright, trademark, trade secret laws, confidentiality procedures and contractual provisions. Notwithstanding our efforts to protect our proprietary technology, policing unauthorized use or copying of our proprietary information is difficult, unauthorized use or copying occurs from time to time, and litigation to enforce intellectual property rights could result in significant costs and diversion of resources. Any patents we obtain in the future may be circumvented, challenged, invalidated or designed around by other companies. Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Moreover, the laws of some foreign jurisdictions do not afford the same degree of protection to our proprietary rights as do the laws of the United States, and effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property. Our inability to protect adequately our intellectual property for these or other reasons could materially and adversely affect our business, financial condition and operating results.

In addition, third parties may at some point claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to nor are aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

*     Significant litigation costs;

*     Diversion of resources, including the attention of management;

*     Our agreement to pay certain royalty and/or licensing fees; and

*     Cessation of our rights to use, market, or distribute such technology.

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

                    RISKS RELATED TO OUR CORPORATE GOVERNANCE

OUR AUTHORIZED PREFERRED STOCK EXPOSES STOCKHOLDERS TO CERTAIN RISKS.

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share. No shares of preferred stock have been issued to date. The authorized preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the preferred stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows our Board of Directors to hinder or discourage an attempt to gain control of the Company by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. In addition, the market price of our common stock could be materially and adversely affected by the existence of the preferred stock.

OUR COMMON STOCK HAS A LIMITED AND VOLATILE TRADING HISTORY.

Our common stock trades in the United States on the Over-the-Counter Electronic Bulletin Board (OTCBB). The number of shares traded daily has been extremely limited and the prices at which our common stock has traded have fluctuated fairly widely. See "PRICE RANGE OF COMMON STOCK." There can be no assurance as to the prices at which our common stock will trade in the future, although they may continue to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the following:

*     The depth and liquidity of the markets for our common stock;

*     Investor perception of us and the industry in which we operate;

*     General economic and market conditions; and

* The effect that of any of the events highlighted in these Risk Factors may have on our business should they occur.

WE HAVE THE ABILITY AND THE OBLIGATION TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCE MAY MATERIALLY ADVERSELY AFFECT STOCKHOLDERS.

We have various abilities and obligations to issue additional shares of common stock in the future. These abilities and obligations include the following:

* Approximately 970,000 registered shares of our common stock are available for issuance to outside consultants to compensate them for services provided;


* Options to purchase approximately 3,656,531 shares of our common stock were outstanding as of February 27, 2004;

* Warrants to purchase approximately 1,920,000 shares of our common stock were outstanding as of February 27, 2004 which shares underlying these warrants are being registered as part of this registration statement;

* Debentures, convertible into 3,524,000 shares of our common stock had been issued as of February 27, 2004, which shares of common stock into which such debentures are convertible are being registered as part of this registration statement;

* Warrants to purchase 740,000 shares of our common stock were outstanding as of February 27, 2004, which are not included in this Registration Statement; and

* Debentures, convertible into approximately 1,393,750 shares of our common stock were outstanding as of February 27, 2004, which are not included in this Registration Statement.


The options and warrants described above permit the holders to purchase shares of common stock at specified prices. These purchase prices may be less than the then current market price of our common stock. Any shares of common stock issued pursuant to these options or warrants (or the convertible debentures described above) would further dilute the percentage ownership of existing stockholders. The terms on which we could obtain additional capital during the life of these options, warrants or convertible debentures may be adversely affected because of such potential dilution. Finally, we may issue additional shares in the future other than as listed above. There are no preemptive rights in connection with our common stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future. For issuances of shares and grants of options to consultants, our Board of Directors will determine the timing and size of the issuances and grants, and the consideration or services required thereof. Our Board of Directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any such issuance or grant. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of the shares.

SALES OF OUR COMMON STOCK, INCLUDING THOSE SHARES COVERED BY THIS PROSPECTUS (WHICH UPON EFFECTIVENESS OF THIS REGISTRATION STATEMENT MAY BE SOLD AT ANY PRICE AND AT ANY TIME), COULD REDUCE THE PRICE OF OUR COMMON STOCK.

After the registration statement has become effective, the holders of the shares covered by this prospectus may sell the shares registered pursuant to this registration statement at any price and at any time determined by them without limitation. The price of our common stock may be adversely affected upon the sale of the shares registered hereby.

THE TRADING PRICE OF OUR COMMON STOCK ENTAILS ADDITIONAL REGULATORY REQUIREMENTS, WHICH MAY NEGATIVELY AFFECT SUCH TRADING PRICE.

The trading price of our common stock is currently below $5.00 per share. As a result of this price level, trading in our common stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934. These rules require additional disclosure by broker dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any "penny stock" transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock affected. As a consequence, the market liquidity of our common stock could be severely limited by these regulatory requirements.

STOCKHOLDERS HAVE NO GUARANTEE OF DIVIDENDS.

The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. To date, we have not declared nor paid any cash dividends. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE SHARES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sales of the shares of common stock by the selling stockholders, nor will we receive any new proceeds from the conversion of the debentures. However, our liabilities will be reduced by the total of the unpaid principal and accrued interest on the debentures converted into common stock. We will also receive proceeds upon the exercise of outstanding warrants and options for shares of common stock covered by this prospectus. We intend to use such net proceeds, if any, for general working capital and other corporate purposes. There can be no assurance that any of these warrants and options will be exercised before they expire and, as a result, that we will receive any proceeds from them. Even if some or all of these warrants or options are exercised, the Company cannot predict when they will be exercised and when the proceeds will be received.

                                 DIVIDEND POLICY

To date, the Company has not declared nor paid any cash dividends on our common stock, and we presently intend to retain earnings to finance the expansion of our business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                           PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "IQBM". As of February 27, 2004, the Company had approximately 173 holders of record. Presented below are the high and low bid information of our common stock for the periods indicated. The source of the following information is MSN Money. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                     High       Low
                                                    -------    ------
Fiscal year ending June 30, 2004:

Second Quarter                                       $1.44     $ .80

First Quarter                                        $1.46     $ .55

Fiscal year ending June 30, 2003:

Fourth Quarter                                       $1.56     $ .55

Third Quarter                                        $1.07     $ .20

Second Quarter                                       $ .90     $ .20

First Quarter                                        $0.95     $ .51

Fiscal year ending June 30, 2002:

Fourth Quarter                                       $2.00     $ .55

Third Quarter                                        $2.85     $ .20

Second Quarter                                       $ .30     $ .09

First Quarter                                        $ .18     $ .12

                      EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth equity compensation plan information with respect to plans that have been approved by the Company's stockholders and plans that the Company's stockholders have not approved for the fiscal year ended June 30, 2003.


---------------------------------------------------------------------------------------------------------------------------
Plan Category                   Number of securities to be  Weighed-average exercise price  Number of securities remaining
                                issued upon exercise of     of outstanding options,         available for future issuance
                                outstanding options,        warrants and rights             under equity compensation plans
                                warrants and rights                                         (excluding securities reflected
                                                                                            in column (a))
---------------------------------------------------------------------------------------------------------------------------
Equity compensation plans
approved by security holders                 0                          0                              0
---------------------------------------------------------------------------------------------------------------------------
Equity compensation plans not
approved by security holders         3,983,855                     $0.403                              0
---------------------------------------------------------------------------------------------------------------------------
Total                                3,983,855                     $0.403                              0
---------------------------------------------------------------------------------------------------------------------------


                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this Registration Statement contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this Registration Statement, and some of which we may not know. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. In addition, these forward-looking statements include, but are not limited to, statements regarding the following:

* our belief that our FACES(TM) technology will help solve the growing need for effective tools to fight crime and terrorism as well as offering potential applications relating to other industries;

* our belief that our InterCode(TM) coding system is a breakthrough feature that can serve as the first international standard in the transmission of facial recognition data;

* our belief that international markets represent a significant market for our products and services;

* our belief that we have ample room to penetrate further the public security/law enforcement agencies segment of the market;

* our intention to compete vigorously in terms of price, product features, product performance, ease of use, quality of support and service, and company reputation;

* our expectations regarding the sources from which we will finance our operations;

*     our expectations regarding the amount of funds we will need in the future;

* our expectations regarding the focus of our sales efforts on our existing customers;

* our expectations regarding the amount of additional development expenses needed to pursue our research and development strategy;

* our expectations regarding the timing of the rollout, release or public availability of any products of ours now or hereafter under development;

* our expectations regarding our receipt of revenues from training users of our products;

* our intentions and expectations regarding the future availability of now undeterminable revenue opportunities arising out of our technology;

* our expectations regarding the abilities and use in certain locations of our FACES(TM) technology;

*     our intentions regarding the protection of our proprietary information;

* our expectations and intentions regarding our ability to make available the finest facial compositetechnology on the market;

* our intentions regarding the continued development and refinement of our existing products, and the development and commercialization of various computer programs and products using the InterCode(TM) technology;

*     our intentions regarding the continuation of our direct selling efforts;
      and

*     our intentions regarding our marketing and sales efforts.

These statements are only predictions and are subject to risks and uncertainties, including the following:

* the difficulty of forecasting revenues due to weakness and uncertainties related to general economic conditions and overall demand within our markets and among our current and prospective customers;

* our ability to introduce and gain customer acceptance of new products on a timely basis;

*     the availability and timely distribution of governmental funding;

* our ability to obtain additional debt or equity financing at all or on reasonable terms;

* the failure to execute on our acquisition and partnering strategies and our expansion into potential new markets, which may prevent achievement of profitability in a timely manner;

* our ability to introduce and gain customer acceptance of new products on a timely basis;

*     the protection of our proprietary technology

* unforeseen development delays for new products that limit our ability to generate revenues;

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

IQ Biometrix, Inc. is a provider of security software and services primarily to law enforcement agencies and the security industry, headquartered in Fremont, California. IQ Biometrix markets, distributes and sells a facial composite software tool called FACES(TM) to federal, state and local law enforcement agencies and the security industry in the United States and abroad.


During fiscal year 2003 we derived substantially all of our revenues from sales of our FACES(TM) 3.0 product. In July 2003, we launched FACES(TM) 4.0. FACES(TM)
4.0 contains significant enhancements and new features over FACES(TM) 3.0, including the ability to use the TRAK service offered by Social Tech, Inc., which allows any police officer to create high-resolution photo bulletins and share them electronically with other law enforcement jurisdictions, the media, and the community where appropriate. Revenues in fiscal year 2002 and 2003 were derived from a diverse customer base sold mainly in units of 1 to 50. No customer was responsible for more than 2% of revenues. Approximately 85% of the increase in our revenues for this period was due to an increase in our licensing fee, although the number of licenses sold decreased by approximately 25%.


We market and sell our products both directly through our own sales force as well as indirectly through resellers and distributors in the United States. To date, most of our sales have been in North America, however, we recently began to seek relationships with international distributors and resellers to sell our products internationally.

Cost of revenues currently consists of inventory and packaging costs. Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and travel expenses. We intend to expand our sales and marketing operations and efforts substantially for our products, both domestically and internationally, in order to increase market awareness and to generate sales of our products. Although, we cannot be certain that any increased expenditures will result in higher revenues, we believe that continued investment in sales and marketing is critical to our success and expect these expenses to increase in absolute dollars in the future.

General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel. We expect these expenses to increase as we continue to add personnel and incur additional costs related to the growth of our business and our operations as a public company. In addition for the fiscal year ended June 30, 2003, general and administrative expenses included the issuance of approximately 1.4 million shares of our common stock to consultants and other service providers.

Research and development expenses consist primarily of salaries and related personnel expenses, fees paid to consultants and outside service providers, and other expenses related to the design, development, testing and enhancements of our products. We expense our research and development costs as they are incurred. We believe that a significant level of investment for product research and development is required to remain competitive. Accordingly, we expect to continue to devote substantial resources to product research and development, and we expect our research and development expenses to continue to increase in the future.

RECENT DEVELOPMENTS


On January 15, 2004, Michael Walsh joined the Company as its Chief Financial Officer, Treasurer and Controller. In February 2004, the Company extended the maturity date of the $300,000 debenture held by Special Equity IV LP, which was originally due on April 1, 2004 to September 30, 2004. On March 26, 2004, Morden
C. Lazarus stepped down from the Company's Board of Directors and Daniel P. McKelvey was appointed to the Company's Board of Directors. Daniel P. McKelvey is a managing member of Forte Capital Partners LLC, which is the general partner of Special Equity IV L.P. Both Forte Capital Partners LLC and Special Equity IV L.P. are the beneficial holders of shares of the Company's Common Stock.



RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2003 AND 2002


Revenues increased 181% to $138,000 for the six months ended December 31, 2003 from $49,000 for the six months ended December 31, 2002. Revenues increased 95% to $55,000 for the three months ended December 31, 2003 as compared to $28,000 for the three months ended December 30, 2002. Revenues increased in the relevant periods primarily because we released our new FACES(TM) version 4.0 in July of 2003 and substantially increased our license fee. Approximately 85% of the increase in our revenues for this period was due to an increase in our licensing fee, although the number of licenses sold decreased by approximately 25%. As of December 31, 2003 approximately 60% of our revenues are derived from sales to new customers and 40% are derived from sales of upgrades to existing customers. 2003 revenues were derived primarily from the sale of FACES(TM) 4.0 while 2002 revenues were derived from the sale of FACES(TM) 3.1 and FACES(TM) LE software.

Sales and marketing expenses increased 113% to $181,000 for the six months ended December 31, 2003 from $86,000 for the six months ended December 31, 2002. The increase in sales and marketing expenses was due to increased promotions and marketing expenses incurred in conjunction with the release of FACES(TM) 4.0. Of these expenses, $181,000 were paid in the form of shares of our common stock. In the three months ended December 31, 2003 sales and marketing expense decreased to $32,000 a slight decrease from $37,000 for the three months ended December 31, 2002. Sales and marketing expense decreased due to the completion of the launch of FACES(TM) 4.0 in the prior quarter.

General and administrative and consulting expenses increased 276% to $2,300,514 for the six months ended December 31, 2003 from $611,000 for the six months ended December 31, 2002. In the three months ended December 31, 2003, general and administrative and consulting expense increased 164% to $869,000 from $329,000 for the three months December 31, 2002. The increased spending during the six months ended December 31, 2003 was mainly for investor relations of $291,000, investment banking fees of $726,000, legal fees of $563,000, and payroll of $190,000. The use of these funds in the six months ended December 31, 2003 was related to the Company's search for additional sources of capital, partnering or acquisition opportunities and creating the corporate infrastructure needed in a public company. Of these expenses, approximately $1,996,000 was paid with common stock. The increase in general and administrative expenses, during the three months ended December 31, 2003 was primarily due to our fundraising efforts, including investor relations expenses, and investment banking and legal fees. Of the $869,000 in expenses, approximately $80,000 were related to investor relations expenses, $429,000 legal fees of $120,000, and payroll expenses of $40,000. Of these expenses, approximately $600,000 was paid in the form of shares of our common stock. The use of these funds in the three months ended December 31, 2003 was related to the Company's search for additional sources of capital, partnering or acquisition opportunities.


Research and development expenses increased 88% to $150,000 for the six months ended December 31, 2003 from $80,000 for the six months ended December 31, 2002. In the three months ended December 31, 2003, research and development expense increased 11% to $62,000 from $55,000 for the three months ended December 31, 2002. The increase in research and development expenses during both the three and six months ended December 31, 2003 was primarily related to the planning and development of our next generation product as well as developing our systems integration package and researching products and intellectual property for potential partnering opportunities. Of these expenses, approximately $150,000 were paid with shares of our common stock. We anticipate research and development expenses for the development of our next generation product as well as our ongoing analysis of third party products and intellectual property to approach $250,000 in fiscal 2004.


Interest expense increased 8,766% to $734,489 for the six months ended December 31, 2003 from $19,000 for the six months ended December 31, 2002. In the three months ended December 31, 2003 interest expense increased 1,437% to $408,381 from $9,000 for the three months ended December 31, 2002. All increases are related to the amount of issued debt of $1,800,000 compared to $200,000 at December 31, 2003 and 2002, respectively and the amortization of the debt discounts in 2004.

FISCAL YEARS ENDED JUNE 30, 2002 AND 2003

Revenues increased 8% from $98,000 for the twelve months ended June 30, 2002 to $106,000 for the twelve months ended June 30, 2003 primarily as a result of increase in the number of licenses sold to new customers. Revenues were derived from the sale of our FACES(TM) version 3.1 and version LE software products. Revenues are derived from a diverse retail customer base sold mainly in units of 1 to 50. No customer made up more than 2% of revenues and 90% of our revenues came from sales to new customers.


Gross profit declined from 76% for the twelve months ended June 30, 2002 to 68% for the twelve months ended June 31, 2003 primarily as a result of lower than anticipated product costs in 2002 due to the value assigned to inventory as part of the purchase price allocation, and well as our ability to use old inventory prior to the launch of FACES(TM) 4.0.

Sales and marketing expenses increased 128% from $114,000 for the twelve months ended June 30, 2002 to $260,000 for the twelve months ended June 30, 2003. The increase in sales and marketing expenses in fiscal 2003 was primarily due to increases in sales personnel and public relations expenses related to the marketing and launch of FACES(TM) 4.0.

General and administrative expenses increased 266% from $776,000 for the twelve months ended June 30, 2002 to $2,897,000 for the twelve months ended June 30, 2003. The increase in general and administrative expenses was due to increases in administrative personnel as well as expenses related to our fundraising efforts, including investor relations expenses of approximately $697,000, business consulting expenses of approximately $283,000, investment banking fees of approximately $233,000, legal and audit fees of approximately $321,000 and payroll and travel expenses of approximately $525,000. Of these expenses $1,379,000 were paid in the form of our common stock.

Research and development expenses increased 7% from $138,000 for the twelve months ended June 30, 2002 to $147,000 for the twelve months ended June 30, 2003 primarily related to the development of FACES(TM) 4.0. We anticipate that our research and development expenses for fiscal 2004 will increase as we continue the development of FACES(TM) 5.0.

Interest expense for the twelve months ended June 30, 2003 was $282,000 related to the issuance of debentures in the principal amount of $1,200,000.

                         LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2003, we had cash and cash equivalents of approximately $374,000. Net cash used in operations decreased to $353,131 for the six months ended December 31, 2003 compared to $599,000 for the six months ended December 31, 2002. The $246,000 improvement was primarily the result of the issuance of 2,638,669 shares of our common stock in lieu of cash for services of $2,382,431 , amortization of debt discount of $540,000 offset by the paydown of payables and accrued liabilities of $320,000.

Net cash provided by financing activities in the six months ended December 31, 2003 was $582,000 compared to $600,000 for the six months ended December 31, 2003.

From our inception in 2002 we have financed our operations primarily through private sales of common stock and convertible debentures. As of December 31, 2003 we had negative working capital totaling $910,000, which consists mainly of $1,208,442 of convertible investor notes, net of debt discounts totaling $591,558.

Net cash used in operations was approximately $981,000 in the fiscal year ended June 30, 2003 as compared to $889,000 in the period of July 10 (inception) to June 30, 2002. Primarily attributable to the increase was an increase in general and administrative expenses of $400,000, sales and marketing expenses of $150,000 offset by increased accrued liabilities of $400,000 related mainly to accrued salaries of $110,000, accrued stock rights of $168,000 and expenses due officers of $51,000, and increased accounts payable due to timing of vendor payments.

There is a "Going Concern" reservation in our auditor's opinion for the year ended June 30, 2003. We are currently seeking sources of capital as we believe we may have trouble meeting and servicing our current operating cash flow requirements next four to six months. At December 31, 2003 we had cash of $374,000; accounts payable of $44,000, and accrued liabilities of $107,505.

By June 1, 2004, $850,000 of the convertible notes become due and payable. We have no assurances that these notes will be converted into common stock per the terms of the debentures. We currently have no borrowings available to us under any credit arrangement, and we will look for additional debt and equity financings should cash provided from operations be insufficient to support our debt obligations and our ongoing operations of the business. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows. The Company has no material commitments for capital expenditures and there are no anticipated material capital expenditures that are reasonably expected to have a material impact on the Company.

Even with financing, there can be no assurance that we will achieve profitability. Due to these factors, we believe that period-to-period comparisons of our results of operations are not necessarily a good indication of future performance. The results of operations in some future periods may be below the expectations of analysts and investors.

We expect operating losses and negative operating cash flows to continue for at least the next twelve months, because of expected increases in expenses related to brand development; marketing and other promotional activities; increases in personnel; the expansion of infrastructure and customer support services; strategic relationship development; and potential acquisitions of related complementary businesses. We believe the expenses incurred here will help us to build the infrastructure necessary to increase revenues both through organic growth and through acquisitions, which we believe hold the key to our future revenue growth. We feel it will take additional products, either developed by the Company or acquired through acquisitions, to help us increase revenue, and ultimately to reach profitability. However, we can make no assurances that these activities will achieve the desired results of increased revenues, nor that any increase in revenues will be enough to bring the company to profitability and positive cash flow.

CRITICAL ACCOUNTING POLICIES

INTANGIBLE ASSETS

Our intangible assets consist of a customer list acquired in the JVWEB / IQ Biometrix acquisition in March 2002 and purchased software code. We recorded the cost of the software and amortize the cost over the estimated useful life of 3 years. We review the value of our intangible assets quarterly and determine its value. At December 31, 2003 we had a net carrying value for our intangible assets of approximately $126,000.

REVENUE RECOGNITION

We adopted revenue recognition policies to comply fully with the guidance in Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenue consists of shipped customer orders and completed services. We have an increasing sale order backlog, however those orders are not considered revenue until the order is shipped and services are rendered.

We account for the licensing of software in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (VSOE) of fair value exists for those elements. Changes to the elements in a software arrangement, the ability to identify VSOE for those elements, the fair value of the respective elements, and changes to a product's estimated life cycle could materially impact the amount of earned and unearned revenue. Judgment is also required to assess whether future releases of certain software represent new products or upgrades and enhancements to existing products.

CONTROLS AND PROCEDURES


The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the Company's Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to the Company's management, including its Chief Executive Officer/Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure based closely on the definition of "disclosure controls and procedures" in Rule 13a-14(c). In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. The Company maintains that the controls and procedures in place do provide reasonable assurance that all necessary disclosures are communicated as required.

At the end of the periods covered by the Company's Exchange Act reports included in this Registration Statement, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer/Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures. Based on the foregoing, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures were effective to ensure that all material information required to be filed in the Exchange Act reports including in this Registration Statement has been made known to them in a timely fashion.


There have been no significant changes in the Company's internal controls or in other factors that could significantly affect the internal controls subsequent to the date the Company completed its evaluation.

                                    BUSINESS

GENERAL

IQ Biometrix, Inc. (the "Company") is a provider of biometric law enforcement and security software solutions headquartered in Fremont, California and Washington DC. We are a leading provider of facial composite software to federal, state and local law enforcement agencies in the U.S., international law enforcement agencies, the U.S. military and other governmental agencies worldwide. The Company's headquarters are located at 39111 Paseo Padre Parkway, Suite 304, Fremont, CA 94538. The Company's telephone number is (510) 795-2900. The Company's Web site is http://www.iqbiometrix.com. Information contained in the Company's Web site shall not be deemed to be a part of this prospectus.

COMPANY HISTORY

The Company is the result of a merger of JVWeb, Inc., a Delaware corporation, and IQ Biometrix California, Inc., a California corporation. JVWeb was incorporated on October 28, 1997 in Delaware to pursue electronic commerce opportunities. When JVWeb was unsuccessful in pursuing its business plan, JVWeb discontinued its operations and began the active search for an appropriate merger candidate in a transaction that would likely result in a change in the control and management of JVWeb. JVWeb and IQ Biometrix were introduced by Eric McAfee, who was a shareholder of CI Systems, a company whose assets were acquired by IQ Biometrix California prior to the merger. Greg Micek was the President and Chief Executive Officer of JVWeb and Greg Micek and Lewis Ball were members of the Board of Directors of JVWeb.

The FACES(TM) technology was initially developed in the mid-1990's by Montreal-based entrepreneur Pierre Cote, the founder of InterQuest Inc., which launched FACES(TM) version 1.0 in 1998. InterQuest subsequently filed for bankruptcy in October 2000. In August 2001, another Canadian company acquired the FACES(TM) technology out of the bankruptcy proceedings on a deferred payment basis. When this acquiror was unable to raise funds to make the deferred payments, it defaulted and filed for bankruptcy in September 2001. Pierre Cote and other former InterQuest management and stockholders founded IQ Biometrix and on March 22, 2002, IQ Biometrix California merged with and into IQB Acquisition Corporation, a newly formed, wholly-owned Delaware subsidiary of JVWeb and JVWeb changed its name to "I.Q. Biometrix, Inc."

In a transaction valued at $22,109,277, the Company acquired ownership of all of the right, title and interest in and to the FACES(TM) business, including the FACES(TM) intellectual property, including software, patents and trademarks, the FACES(TM) library, inventory and other items. Because JVWeb had no significant assets or operations at the time of the Merger, the Merger was treated for accounting purposes as a "reverse merger." Although JVWeb was at the time a public company which acquired all of the assets of IQB, for accounting purposes IQB was treated as the accounting acquiror and the public company henceforth.

In connection with the merger, the Company:

* issued 12,854,231 shares of common stock of the Company to the IQ Biometrix California shareholders in exchange for all the issued shares of IQ Biometrix California; and

* assumed outstanding options obligating the Company to issue up to 1,738,160 shares of the Company's common stock.

Immediately after the merger, the former shareholders of IQ Biometrix California held approximately 85.51% of the Company's outstanding common stock. No placement or other fees were paid in connection with the Merger.

In connection with the Merger, Greg Micek, Pierre Cote, Sylvie Lariviere and Eric McAfee entered into a Voting Agreement, which provided that during the term of the Voting Agreement the parties would use their best efforts to cause the Board of Directors to consist of seven members and to vote all shares of the Company's common stock then held or acquired in the future by them to elect to the Company's Board of Directors one person nominated by Greg Micek. The Voting Agreement expires by its terms on March 22, 2004.

BACKGROUND

Management believes that terrorism and violent crime have become a major global concern. Product-oriented solutions should therefore command a market priority. The attacks on the World Trade Center and Pentagon on September 11, 2001 have heightened the need for the development of products that can prevent crime generally and international terrorism specifically. The events of September 11th have brought a surge of interest in technology that can help identify perpetrators and provide front line support to fight crime. Among these technologies, facial composite and facial recognition technologies are expected to be one of the fastest-growing segments of the biometric market over the next two to three years. The possible uses for facial composite and facial recognition technology include airport and other secured area screening, creating a nationally-based verification system for repeat offenders, verifying proper recipients for government sponsored benefits, and protecting the nation's borders against infiltration by those with criminal records.

Facial recognition technology typically measures facial characteristics such as the distance between the eyes, the length of the nose, and the angle of the jaw. These measurements are then used to create a unique file called a "template." Templates are then compared to archived images in order to find matches. Typical sources of archived images include driver's license databases, booking photos, permit photo's (i.e. handgun permit). However, current facial recognition technology has limited applicability. In situations where there is only a partial image of a person or if a person's appearance has been altered, current facial recognition technology is largely unsuccessful.

THE IQ BIOMETRIX SOLUTION

Unlike other technology, the Company's product FACES(TM) allows the user to create and re-create billions of human faces by rapidly searching our facial image database (using our patented InterCode(TM) coding system), selecting desired facial features and then automatically combining them to create a composite facial image. The FACES(TM) software not only creates composite pictures with remarkable ease and speed, but also automatically converts the composite into unique "InterCodesTM."

The Company's InterCode(TM) algorithm is the digital imprint of the face, as represented by the unique combination of facial features from our proprietary library. Every InterCode(TM) is unique with respect to a particular face, just as fingerprints or DNA are to a particular person. The digital character of the InterCode(TM) coding system and the small size of the code itself (less than 250 characters in length) provides several key benefits: (a) facial patterns can be easily and more accurately matched, (b) the InterCode(TM) can be transferred anywhere in the world via any telecommunications network (phone, fax, Internet), and (c) images created using InterCode(TM) are accurate and highly reproducible. The FACES(TM) technology helps law enforcement identify and capture terrorists and criminals quickly by assisting in determining a person's identity based upon his facial features.

FACES(TM) first gained public recognition through its use in the capture of criminals by the highly-rated television series "America's Most Wanted," and its subsequent endorsement by host John Walsh. The first time FACES(TM) was used on the show, it helped law enforcement capture a serial rapist of young girls within 48 hours of the show's airing.


The Company has entered into a nonbinding strategic alliance agreement with SocialTech, Inc., a privately-held company and the developer of the TRAK notification software system to integrate the Company's FACES(TM) technology with SocialTech's TRAK system. "TRAK - Technology to Recover Abducted Kids," is a computer software system that was originally designed to help law enforcement agencies locate and recover abducted children. This system allows any police officer to quickly and efficiently create high-resolution photo bulletins, annotate them and share them electronically with other law enforcement jurisdictions, the media, and the community, around the world in seconds. The TRAK system is used by more than 1,400 police departments and is currently implemented at all 600 police departments in the State of New Jersey. TRAK has been used in countless types of cases, assisting law enforcement in the process of communicating important visual information. However, without the FACES component or a photo image from a video camera or other source, the TRAK solution often is restricted to a general description of the suspect, e.g. white male, 6' tall, brown hair. This description is believed to be much less effective in identifying suspects than the FACES(TM) composite image. Using TRAK with our FACES(TM) product creates a powerful tool for law enforcement agencies. To date, the Company has received no revenues from its agreement with SocialTech.


In July 2003, we launched FACES(TM) 4.0 and related training services. We began an aggressive sales and marketing campaign to institutionalize the use of our software in law enforcement. Concurrently, we are pursuing contracts with various government agencies, in light of the emphasis in Homeland Security; the gaming industry; local, state, and national citizen alerts associations, and original equipment manufacturers in the computer industry.

STRATEGY

Our objective is to become a leading provider of integrated law enforcement and security software. Key elements of our strategy include:

o LEVERAGE THE FACES(TM) TECHNOLOGY TO BECOME AN INDUSTRY LEADER. We believe FACES(TM) provides a superior method of creating facial composite images and is a leading solution in the facial biometric market. We recently launched FACES(TM) 4.0, which we believe provides capabilities superior to any other facial composite product on the market. Our goal is to leverage our FACES(TM) product to become a leading provider of crime prevention and solution tools. We believe we can accomplish this goal by continuing to aggressively invest in product development and leverage our existing expertise as a leading innovator of crime prevention and solution tools. In addition, we have launched our enterprise solutions initiative, which we believe will enable us to take full advantage of both our intellectual property and our position in the marketplace. Through this initiative, we will seek to offer solutions to our customers that combine our products with other best-of-breed products in order to provide a complete solution to our customers that not only address current problems but takes into consideration future needs as well.

o BUILD STRONG BRAND RECOGNITION: Our strategy is to increase brand awareness through excellent product and service offerings, and a variety of marketing and promotional efforts.

o DEVELOP AND/OR ACQUIRE NEW PRODUCTS AND MARKETS: We intend to continue to develop and/or acquire new products and markets by leveraging our existing technology and our facial image library. We launched FACES(TM) Version 4.0 in July of 2003 and we are currently developing the next version of FACES(TM). In addition, we seeking to develop applications that enable us to extend the FACES(TM) technology to other markets that have a need for a greater level of security.

o IMPLEMENT THE INTERCODE(TM) TECHNOLOGY AS AN INTERNATIONAL STANDARD. In a global environment, the adoption of an international standard for facial composite software would enhance information sharing and contribute to facilitating crime prevention and solution. InterCode(TM), the unique morphological coding of our FACES(TM) software, has made the implementation of an industry standard possible for the first time. We intend to take a proactive role in working toward the development of an international standard. FACES(TM)
4.0 and our future products have been and are being developed with a view to setting a standard throughout the world for the production of realistic facial images on a uniform platform. We believe that our InterCode(TM) technology could serve as the first international standard in the transmission of facial images.

o CONTINUE TO SEEK VALUABLE ENDORSEMENTS, RECOGNITION AND PRODUCT USE: We believe that endorsements of our product by law enforcement agencies and citizens groups help educate our customers about our products. The FACES(TM) technology has been endorsed by John Walsh, the host of the Fox Network television series "America's Most Wanted," which is viewed by 15 million people every week and "America's Most Wanted", has adopted the FACES(TM) software as a crime-solving tool. We will continue to seek endorsements from groups such as these.


o MAINTAIN A STRONG COMMITMENT TO CUSTOMER SATISFACTION: We understand that in order for our products to achieve widespread market acceptance our customers must be satisfied with our products. We are committed to customer satisfaction throughout our organization. We intend to invest substantial time and effort in testing our products and working closely with our customers to quickly address any issues that arise. We will focus on providing our customers with technical assistance to ensure a satisfactory experience with our products. Customers are able to access support, via e-mail and telephone during normal business hours. We supplement our telephone support with Web-based support services. In addition, we have entered into a strategic relationship with a leading training organization to offer classes and training programs to our customers in witness interviewing techniques and advanced uses of the FACES(TM) technology, such as age progression, creating virtual lineups and integrating composites with video and photo enhancement technology, to produce more accurate composites and maximize the potential of the FACES(TM) technology.


o CONTINUE TO DEVELOP A STRONG NETWORK OF STRATEGIC PARTNERS: We have developed a number of formal and informal strategic relationships with companies whose services are necessary to develop and implement our business strategy. We are entering into a new phase of research and development in which we plan to seek partners in the scientific and university communities to ensure rapid development of new FACES(TM) applications.

o EXPAND SALES AND DISTRIBUTION CHANNELS. We intend to address a broader market for our products by seeking to increase our network of distributors and resellers. Distributors will be chosen carefully, with regard to vertical and geographic focus, as we diligently work with each distributor to generate sales. In addition, we believe that international markets represent a significant opportunity for our products and services, and we have begun an international sales and marketing initiative in selected international markets, including targeted European and Asian countries, to enhance our long-term competitive advantage in these regions. When appropriate, we will implement localized versions of our products.


o PURSUE INCREMENTAL REVENUE OPPORTUNITIES: We intend to leverage our FACES(TM) technology to broaden our market and develop additional revenue opportunities. Future revenue opportunities are expected to grow out of our technology, although the exact nature of these cannot now be determined. Nevertheless, we will continue to seek additional revenue opportunities.


o PURSUE STRATEGIC ACQUISITIONS: We believe that our future success depends on our ability to introduce and market new products and services that we have either developed internally or acquired through strategic combinations or partnering relationships. We intend to actively seek out acquisition and partnering prospects that would complement our existing product offerings, augment our market coverage, or enhance our technological capabilities.

PRODUCTS

The FACES(TM) software product is a revolutionary tool that allows the user to create accurate facial composite sketches. The FACES(TM) technology consists of a central database of facial features and our proprietary biometric alphanumeric coding system that we call "InterCode(TM)". With FACES(TM), a user can quickly and accurately create composite sketches for billions of unique human faces. For example, FACES(TM) 4.0 can generate a number of different faces equal to 38 to the 64th power.

Using InterCode(TM), each composite sketch is assigned a unique alphanumeric code. These unique codes can be quickly transmitted via any telecommunications network throughout the world and using our FACES(TM) software a corresponding composite picture can be automatically generated on the recipient's screen. As a result, users can send perfect quality facial composite sketches across the world in just a few seconds.

FACES(TM) is remarkably easy to use and requires no special training, allowing even those with limited computer skills to become competent in the use of the product in a minimal amount of time. By simply clicking on the easy-to-find features with a mouse, the average user can create a complete picture in fewer than 10 minutes. FACES(TM) is PC and Mac-compatible and can be run on any standard desktop or portable computer with a CD-ROM drive, making it fully adaptable to any working environment. Approximately 700 MB of memory is needed on a system's hard drive to install FACES(TM) or the software can be run directly from the CD-ROM drive. Each FACES(TM) CD-ROM comes in four languages:

English, French, Spanish and German.

PRODUCT DEVELOPMENT, PACKAGING AND FULFILLMENT

To date, our products have been developed primarily through the use of outside contractors. On May 31, 2002, we entered into an agreement with Entreprise Cogniscience, Inc., a privately-held software development company, to develop our latest product FACES(TM) 4.0. However, we plan to bring the development process in house, which we believe will enable us to maintain closer technical control over our products and give us the freedom to designate which modifications and enhancements are most important and when they should be implemented. Product documentation is generally created internally. We believe that a crucial factor in the success of a new product is getting it to market quickly to respond to new user needs or advances in hardware, without compromising product quality. We strive to maintain our relationship with our customers so that we can become informed at the earliest possible time about changing usage patterns and hardware advances that may affect software design.

Entreprise Cogniscience used a proprietary environment based on LISP to develop our software. If we were to bring our software development in-house or if our relationship with Entreprise Cogniscience were otherwise to terminate, we would need to port our source code to a new development environment, which may cause us to experience delays in future product releases, enhancements and upgrades, as well as higher than expected error and defect rates, all of which could have an adverse effect on our business, results of operations and financial condition. We are not dependent on any other third party products or technology.


We outsource the packaging of our product, which consists of transferring our FACES(TM) software onto compact discs, quality control testing and printing the CDs and manuals, to Stephen Gould Corporation in Sacrament, CA. There are a number of software packaging companies that we could use in the event our current vendor becomes unavailable. We have multiple sources for compact discs. Quality control tests are selectively performed on finished products. We also outsource our product fulfillment to OnFulfillment Inc. in Newark, CA, which stores inventory, packages and ships orders.


We presently manage all our own product fulfillment, information processing, vendor management, logistics services, licensing, and related supporting functions from our Fremont, California office.

NEW PRODUCT DEVELOPMENT

We are actively involved in the development of new products. In July 2003, we launched FACES(TM) 4.0, which we believe represents a substantial improvement over the prior versions of this product. FACES(TM) 4.0 includes an improved user interface that makes it easier to use by customers newly introduced to the product. In addition, we added additional tools that allow the user to more easily search for facial features. We have also added more facial features, including many more ethnic facial elements and hairstyles. Finally, FACES(TM)
4.0 also supports the ability to age facial composites.

We are currently developing future versions of our FACES(TM) product, which we expect will contain significantly expanded facial features. In addition, we expect future versions to be compatible with additional operating systems such as Linux.

In addition, we are currently developing technology based on our InterCode(TM) coding system to address identity verification and authentication needs for security purposes. This technology is expected to enable users to generate facial composite sketches in seconds from digitized photographs, which may include captured video images.

While we believe that our future success will depend in large part on our ability to develop new and effective products in a timely manner and on a cost effective basis, new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. Our failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse effect on our business, operating results and financial condition.

TRAINING


We have recently entered into a strategic relationship with a national law enforcement training organization to provide a training and certification program throughout the U.S. and Canada. This program is designed to train FACES(TM) users in witness interviewing techniques and advanced uses of the FACES(TM) technology, such as age progression, creating virtual lineups and integrating composites with video and photo enhancement technology, to produce more accurate composites and maximize the potential of the FACES(TM) technology. We are also currently negotiating with this training organization to sponsor our training program for inclusion as regular curriculum in state mandatory continuing education training for law enforcement. We are also developing an Internet-based e-learning initiative to offer law enforcement agencies a continuous education program. We plan to offer this service on a monthly subscription basis.

MARKETING AND SALES

MARKETING

The Company's marketing strategy is focused on:

o Building brand name and product awareness in the law enforcement and professional security industries through a variety of public relations mediums, including articles in major magazines, television and radio advertising and coverage through American television shows such as America's Most Wanted, participation in trade shows, promotion and advertising. In particular, the Internet is a significant component in the Company's marketing strategy. The Company is presently developing an advertising program for major national publicity agencies to sell advertising on the America's Most Wanted Web site. We are exploring the possible installation of a portal on America's Most Wanted Web site providing their viewers with free e-mail addresses and services. This will allow the Company to create a huge database of e-mail users interested in crime-solving and prevention products. This Agreement will expire in August 2004 unless extended by the parties.


o Building strong strategic relationships to improve our current products and expand our product offerings. For example, we have entered into a nonbinding strategic alliance agreement with SocialTech, Inc. the developer of the TRAK program, which enables law enforcement agencies to share electronically with other law enforcement agencies facial composite sketches prepared using our products. To date, we have received no revenues from our agreement with SocialTech.


o Developing enterprise-level solutions for the needs of law enforcement agencies and other potential customers.

SALES

The Company sells its products directly through its own sales force and indirectly through resellers and distributors. Among the distributors that the Company has entered an agreement with include the U.S. Cavalry, Career Institute and Wards Natural Science. The Company sells its products to customers primarily in the law enforcement and professional security industries. The U.S. Federal Bureau of Investigation and Central Intelligence Agency have purchased the Company's FACES product.

The Company has developed an International Reseller Partnership program, which will include resellers and distributors in many European countries and Australia. These distributors will sell FACES(TM) on a non-exclusive basis. As of December 31, 2003, the Company had established relationships with approximately 20 resellers. The Company is continuing to expand its reseller network, including the United States, Asia (Pakistan and United Arab Emirates) and South Africa.

In addition, the Company has developed a distribution channel through its own Web site and other on-line stores, and through catalogues in Canada, the United States and internationally. The Company has signed several agreements with catalogue distributors to cover different markets.

In the quarter ended September 30, 2003, we established a vendor payment policy whereby we may compensate our vendors in shares of our common stock in lieu of cash. In the three month period ended December 31, 2003, 2,638,669 shares were issued to vendors as payment for approximately $2,382,431 in services.

INTELLECTUAL PROPERTY

The Company regards its technology, patents, patent applications, service marks, trademarks, trade dress, trade secrets, copyrights and similar intellectual property as critical to its success, and relies on a combination of patent law, trademark law, trade secret protection, copyright law and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. For example, the Company licenses its software pursuant to shrink-wrap or signed license agreements, which impose certain restrictions on licensees' ability to utilize the software. In addition, the Company pursues the registration of its trademarks and logos in the United States and Canada, and has received registrations of certain of its trademarks and logos in the United States and Canada.

The Company currently has five pending United States patent applications drawn to methods and apparatuses for creating facial images and for encoding / decoding image data, and a pending patent application drawn to a system and method for creating and searching an image database. Conceivably, any patents issued to the Company may be found invalid or unenforceable, or otherwise be successfully challenged. Furthermore, any patent issued to the Company may not provide the Company with any competitive advantages, the Company may not develop future proprietary products or technologies that are patentable, and the patents of others may seriously limit the Company's ability to do business.

Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of the Company's software products has occurred or will hereafter occur, software piracy can be expected to be a potential problem. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which the Company's products are sold. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's technology, patent applications, trademarks, trade dress and similar proprietary rights.

In addition, while the Company is not aware of its products, trademarks or other proprietary rights infringing the proprietary rights of third parties, there can be no assurance that other parties will not assert infringement claims against the Company in the future based on current or future products. The Company may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by the Company and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. In addition, parties making these claims may be able to obtain an injunction, which could prevent the Company from selling its products in the United States or abroad. Any of these results could harm the Company's business. The Company may increasingly be subject to infringement claims as the number of products and competitors in the Company's industry grow and functionalities of products overlap. Furthermore, former employers of the Company's current and future employees may assert that the Company's employees have improperly disclosed confidential or proprietary information to the Company.

COMPETITION

The software industry is intensely competitive and subject to rapid technological change. The Company's success will depend significantly on its ability to adapt to a changing competitive environment, to develop more advanced products more rapidly and less expensively than its competitors, and to educate potential customers as to the benefits of its products relative to those of its competitors. The Company's current competitors include:

* Visionics Corporation, a subsidiary of Identix Incorporated (a publicly traded company), whose facial recognition technology (Identix' FaceIt(R)) is a recognized leader in the facial recognition market and is also believed to be one of the most widely deployed facial recognition technology among governments and corporations across the globe;

* Viisage Technology, Inc., a publicly traded company;

* Smith and Wesson, whose product is Identi-Kit;

* Imageware Inc., whose product is comprised of various modules such as Suspect ID, Face ID, Crime Lab, Crime Capture System and Vehicle ID;

* Asplay Limited, whose product is E-fit; and

* The SIRCHIE Group, which produces a variety of criminal investigation equipment and supplies.

We believe that the principal competitive factors in our markets are price, product features, product performance, ease of use, quality of support and service, and company reputation. We intend to compete vigorously in all of these aspects. We believe that our product offering is superior to competing products in terms of price, ease of use, depth and extent of our facial images database, and our products' Intercode system that enables the user to transmit perfect quality facial composite sketches anywhere in the world. Nevertheless, most of our current and potential competitors have longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, marketing and other resources than we can. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than we can. Some could possess the ability to leverage significant installed customer bases. These companies could integrate their software with their widely accepted products, which would result in a loss of market share for our company. Moreover, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of our company's prospective customers. Our company's current or future vendors may in the future establish cooperative relationships with current or potential competitors of our company, thereby limiting our ability to sell its products through particular distribution channels. Accordingly, new competitors or alliances among current and new competitors could emerge and rapidly gain significant market share. Such competition could materially adversely affect our ability to sell its products.

We expect additional competition as other established and emerging companies enter into the facial composite software market and new products and technologies are introduced. Our company's future and existing competitors could introduce products with superior features, scalability and functionality at lower prices than our company's products. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect our company's business, operating results and financial condition. Our company may not be able to compete successfully against current and future competitors, and the failure to do so would result in our company's business being materially and adversely affected.

EMPLOYEES


As of February 27, 2004, the Company had four full-time employees and six actively engaged consultants for a total of 10 persons. Although the competition for employees is at times intense due to market conditions, we do not foresee problems in hiring additional qualified employees to meet our needs. Our employees are not covered by a collective bargaining agreement and relations with them are considered to be good.


FACILITIES

We lease our principal executive offices at 39111 Paseo Padre Parkway, Suite 304, Fremont CA 94538. We have no reason to believe that the landlord has any intention to terminate or otherwise not renew such lease. In addition, we believe that adequate, alternative premises could be located if the lease were terminated or not renewed.

LEGAL PROCEEDINGS

The Company is not now involved in any legal proceedings. There can be no assurance, however, that the Company will not in the future be involved in litigation incidental to the conduct of its business.

                              AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 and exhibits relating thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this prospectus is a part. This prospectus does not contain all the information set forth in the Registration Statement. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this prospectus. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the related document filed with the Commission.

We have registered as a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). As a consequence, our Company will file with the Commission Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K. The Annual Reports on Form 10-KSB will contain audited financial statements. After they are filed, these reports can be inspected at, and copies thereof may be obtained at prescribed rates, at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains a World Wide Web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. Our company's reports can be inspected at, and copies downloaded from, the Commission's Website.

                                   MANAGEMENT

The directors and executive officers of the Company are as follows:


Name                   Age     Positions
----                   ---     ---------
William Scigliano      43      Chairman of the Board and Chief Executive Officer
Greg Micek             49      Director
Daniel P. McKelvey     37      Director
Michael Walsh          41      Chief Financial Officer, Treasurer & Controller


Each Director holds office until the next Annual Meeting of stockholders and until his successor has been elected and qualified.

William Scigliano has served as a Director of the Company since November 2002 and as Chief Executive Officer of the Company since September 2002. From 1991 until September 2002, he served as Executive Director of the Corporate and Public Issues Division of the Ministry of the Attorney General of British Columbia. Mr. Scigliano received a Bachelors Degree from the University of Victoria and a Masters Degree from the Graduate School of Business Administration of the University of Oregon.

Greg J. Micek has served as a Director of the Company since inception. In addition, from March to September 2003, Mr. Micek served as the Company's Vice President of Corporate Development. From July 2002 until March 2003, Mr. Micek served as the Company's President. From March 2002 until July 2002, Mr. Micek served as the Company's Executive Vice President and Chief Financial Officer. Since 1983, Mr. Micek has been a principal of The Micek Group, a consulting firm. Mr. Micek received a Bachelor of Arts and a Doctorate of Jurisprudence from Creighton University.


Daniel P. McKelvey was appointed to the Company's Board of Directors on March 26, 2004. Mr. McKelvey has been a managing member of Forte Capital Partners LLC, an investment advisory firm, and the general partner of Special Equity IV, L.P., since August 1998. In addition, from February 2002 until December 2002, Mr. McKelvey was an investment banker with HPC Ventures, a broker-dealer, and from January 2003 until August 2003, Mr. McKelvey was an investment banker with Trautman, Wasserman & Co., a broker-dealer. Mr. McKelvey received a Bachelor of Science in math and computer science from the University of New Hampshire.


Michael Walsh joined the Company as Chief Financial Officer, Treasurer and Controller on January 15, 2004. From May 2001 until January 2004 Mr. Walsh was acting Chief Financial Officer and Director of Finance for Financial Interactive, Inc., a private software company. From February 2000 until April 2001 Mr. Walsh was the Controller for OnLight, Inc. a private telecommunications company. From April 1998 until January 2000 Mr. Walsh was Director of Planning, Analysis and Reporting for First Franklin Financial Corporation, a financial services company wholly-owned by National Citibank. Mr. Walsh received a BS in Accounting from Central Michigan University in 1985 and a Masters Degree in business from St. Mary's College in Moraga, California in 1999.

The authorized number of directors of our Company is presently fixed at five. The Board of Directors is contemplating its expansion as well-qualified additional persons are identified to serve on the Board. The timing of any expansion and the identity of any person who will be elected as an additional director to fill the newly-created vacancies are not known at this time.

Currently, our directors receive no remuneration for their services as directors, but the Company reimburses the directors for any expenses incurred in attending any meeting of the Board of Directors or any meeting of any committee thereof. Notwithstanding the foregoing, the Company issued a one time payment of 25,000 shares of restricted stock to Mr. Morden Lazarus in exchange for services performed on behalf of the Company during his tenure as Chairman of the Board.

                 EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

                           SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by the Company to its Chief Executive Officer for services in all capacities to the Company during the fiscal years ended June 30, 2003 and 2002. No other executive officer of the Company had total annual salary and bonus for the fiscal years ended June 30, 2003 or 2002 exceeding $100,000 (for purposes hereof, the Chief Executive Officer of the Company is referred to herein as the "Named Executive Officer").

                         SUMMARY COMPENSATION TABLE (1)


                                              ANNUAL                LONG-TERM
                                           COMPENSATION            COMPENSATION
                                       ---------------------      --------------
(A) (B) (C) (D) (F)
--------------------------------------------------------------------------------
NAME AND                   YEAR                                    RESTRICTED
PRINCIPAL POSITION         ENDED       SALARY        BONUS        STOCK AWARDS
--------------------------------------------------------------------------------
William Scigliano          6/30/03     $130,000(2)   $25,000       $0
Chief Executive
Officer
Richard Thompson           6/30/02     $43,333(3)                  $90,000(4)
Chief Executive
Officer
--------------------------------------------------------------------------------

(1) The columns designated by the Securities and Exchange Commission for the reporting of other annual compensation, securities underlying options/SARs, long term incentive plan payouts, and all other compensation, have been eliminated as no such bonuses, other annual compensation, underlying securities, payouts or compensation were awarded to, earned by, paid to or outstanding with respect to any specified person during any fiscal year covered by the table.

(2) Mr. Scigliano became Chief Executive Officer in September 2002.

(3) Mr. Thompson became Chief Executive Officer on March 23, 2002. He ceased serving as the Company's Chief Executive Officer on July 17, 2002.

(4) In connection with the Merger, the Company assumed a grant of 500,000 restricted shares made by IQ Biometrix California to Mr. Thompson on April 1, 2001. Of these shares, 200,000 vested on the date of the grant and 25,000 shares vested every three months thereafter subject to continuing employment. The figure in the table is based on the 500,000 restricted shares granted multiplied by $.18, the most recent closing price of the Company's stock prior to the date of grant. Mr. Thompson's employment with the Company ceased on July 17, 2002. By that time, 250,000 of the restricted shares had vested. Mr. Thompson and the Company agreed that he would be entitled to retain these 250,000 shares, but that the remaining 250,000 unvested restricted shares would be forfeited. These 250,000 restricted shares had a value of $212,500 as of June 30, 2003, based on the $.85 closing price of the Company's stock on that date.

                               STOCK OPTION GRANTS

The table below set forth information pertaining to stock options granted to the Named Executive Officer during the fiscal year ended June 30, 2003. No SAR's of any kind were granted.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

(A)                          (B)                 (C)                  (D)                (E)
                           NUMBER OF
                           SECURITIES       PERCENTAGE OF TOTAL
                           UNDERLYING       OPTIONS GRANTED
                           OPTIONS          TO EMPLOYEES            EXERCISE            EXPIRATION
NAME                       GRANTED          IN FISCAL YEAR          PRICE PER SHARE     DATE
----                       ----------       -------------------     ---------------     ----
William Scigliano          600,000(1)             36%                 $.50(2)           7/31/07
                           200,000(1)             12%                 $1.10             4/ 2/08

(1) This option vests with respect to 25,000 option shares every month after the grant until fully vested, subject to continuing employment with the Company.

(2) The closing price of the Company's common stock was $.85 on July 29, 2002, the last day on which such common stock traded preceding this option grant. The closing price of the Company's common stock was $.54 on August 2, 2002, the next day on which such common stock traded after this option grant.

                  OPTION EXERCISES/VALUE OF UNEXERCISED OPTIONS

During the fiscal year ended June 30, 2003, no stock options were exercised by the Named Executive Officer of the Company. At June 30, 2003, the Company had not granted any SAR's of any kind. The table below sets forth information pertaining to the value of unexercised stock options held by the Named Executive Officer as of June 30, 2003.

                       AGGREGATED OPTION EXERCISES IN LAST
                FISCAL YEAR AND FISCAL YEAR END OPTION VALUES (1)

(A)                                (D)                                  (E)
                            NUMBER OF SECURITIES
                           UNDERLYING UNEXERCISED                VALUE OF UNEXERCISED
                           OPTIONS AT JUNE 30, 2003             IN-THE-MONEY OPTIONS AT
                            (NUMBERS OF SHARES)                     JUNE 30, 2003(2)
                       -----------------------------------    ------------------------------
NAME                   EXERCISABLE           UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
----                   -----------           -------------    -----------      -------------
William Scigliano       350,000                450,000          $ 96,250         $113,750
Chief Executive Officer

(1) The columns designated by the Securities and Exchange Commission for the reporting of the number of shares acquired upon exercise and the value realized have been eliminated as no options were exercised by any specified person during any fiscal year covered by the table.

(2) Based on the June 30, 2003 closing price of the Company's common stock of $.85 per share.

                   COMPENSATION AGREEMENTS WITH KEY PERSONNEL

We entered into an employment agreement (the "Original Scigliano Employment Agreement") with William Scigliano, our Chief Executive Officer in July 2002. The original Scigliano Employment Agreement had a term of two years and expired at the end of July 2004, subject to an earlier termination upon the occurrence of certain customary events. On March 2, 2004, we entered into a new employment agreement with Mr. Scigliano (the "New Agreement"). Under the New Agreement, Mr. Scigliano agrees to serve as President and Chief Executive Officer of the Company and is to receive an annual salary of $142,700. In addition, the Company agreed to grant Mr. Scigliano an option to purchase 200,000 shares of the Company's common stock at an exercise price equal to the fair market value on the date of such grant and pursuant to the terms of the Company's Stock Plan. In addition to the compensation described above, the Company shall award Mr. Scigliano additional cash bonuses in the event the Company achieves certain milestones as described in the New Agreement (the "Milestone Bonuses"). Mr. Scigliano shall also receive a housing allowance of $1,500 per month and an automobile allowance of $1,000 per month. Mr. Scigliano is also entitled to participate in any and all employee benefit plans hereafter established for the employees of the Company and to receive expense reimbursements.

      If Mr. Scigliano's employment is terminated, Mr. Scigliano is entitled to the following severance benefits:

              * If Mr. Scigliano's employment is terminated as a result of his death or disability, the Company shall pay to his estate every month an amount equal to his monthly salary plus 1/12th of any bonus to which Mr. Scigliano is entitled for a period equal to the greater of one (1) year following such termination or the remainder of the term of the New Agreement.

              * If Mr. Scigliano's employment is terminated for Cause (as defined in the New Agreement), Mr. Scigliano shall be entitled to receive his salary and any bonus payable through the date of termination.

              * If Mr. Scigliano's employment is terminated for any reason other than for Cause, death or disability, the Company shall pay Mr.
        Scigliano: (a) all salary and other benefits to which he would be entitled for the remainder of the term of the New Agreement; plus (b) a lump sum payment at the effective date of termination of an amount equal to all Milestone Bonuses payable under the New Agreement. Additionally, all stock options granted to Mr. Scigliano which are unvested as of the termination date shall fully vest and shall be exercisable for a period of one year after the date of termination.

              * If Mr. Scigliano's employment is terminated within six months following a Change in Control as defined in the New Agreement, the Company shall pay Mr. Scigliano: (a) his salary and other benefits through and including the date of such termination; and, (b) an amount equal to (i) 1 1/2 times his base salary and (ii) 1 1/2 times the total amount of all Milestone Bonuses payable under the New Agreement.

              * If Mr. Scigliano is terminated by the Company at any time following a Change in Control as a result of the non-renewal of the New Agreement and such non-renewal is not for Cause, the Company shall pay to Mr. Scigliano: (a) his salary and other benefits through and including the date of such termination; and, (b) an amount equal to (i) three times Mr. Scigliano's base salary, and (ii) three times the total amount of all Milestone Bonuses payable under the New Agreement. Additionally, all stock options to purchase the Company's stock granted to Mr. Scigliano which are unvested as of such termination shall automatically vest and shall be exercisable for a period of one year.

              The New Agreement does not contain any covenant not to compete. In addition, pursuant to an agreement between the Company and Mr. Scigliano, the Company granted to Mr. Scigliano options to purchase 600,000 shares of Common Stock at a per-share purchase price of $.50. Options to purchase 25,000 shares vest each month until fully vested, subject to continuing employment with the Company. Unexercised options will expire on August 1, 2007, unless they expire earlier upon the occurrence of certain customary events.

                              CERTAIN TRANSACTIONS

Prior to the Merger, Greg J. Micek, one of the Company's Directors, loaned the Company $100,000 pursuant to a Convertible Secured Promissory Note, which provided for the automatic conversion of the promissory note into 100,000 shares of the Company's common stock upon the closing of the Merger. In accordance with its terms, this promissory note was automatically converted into 100,000 shares of the Company's common stock upon the closing of the Merger.

In connection with the Merger, the Company entered into a Sale and Purchase Agreement with Greg J. Micek, pursuant to which the Company sold to Mr. Micek the Company's dormant electronic commerce assets in consideration for the forgiveness of outstanding debt the Company owed to Mr. Micek of approximately $30,000, which was the Board's good faith determination of the fair market value of the assets. The Sale and Purchase Agreement was not the result of arms-length negotiations. However, Mr. Eric McAfee, the Company's non-interested director at that time, considered the previous history of losses relating to these assets, their extended period of inactivity, their lack of reasonable prospects for future exploitation, the amount of indebtedness to be forgiven in connection with the sale, and the requirement imposed by the Company as a condition to the closing of the Merger that the Company's dormant electronic commerce assets be disposed of prior to the Merger. After such consideration, Mr. McAfee concluded that the sale of the Company's dormant electronic commerce assets would be in the Company's best interests. The dormant electronic commerce assets sold included (a) all of the outstanding capital stock owned by the Company in each of Dadandme, Inc., Ihomeline.com, Inc., Ihomeline.co.uk, Inc., Eonthestreet, Inc., National Sweepstakes Show, Inc., and Beddis International, Ltd. a/k/a "LinksXpress.com, Inc.," and (b) all right, title and interest of the Company in and to the "JVWeb.com," "Ihomeline.com," "Homeline Talk Radio," "National Sweepstakes Show," "Sweepstakes News," "Crisis-Communications," and "Dadandme" registered trademarks. Consummation of the transfer of these assets take place from time to time as necessary consents are obtained and appropriate documents are prepared and filed.

In October 2002, Mr. Micek loaned the Company $50,000. In October 2003 the Company owed Mr. Micek an aggregate of $223,963 comprised of (i) $115,646 in unpaid salary; (ii) $54,024 in unreimbursed expenses; and (iii) $54,293 in principle and interest outstanding pursuant to the October 2002 promissory note. In October, the Company and Mr. Micek entered into a settlement agreement pursuant to which the Company agreed to pay Mr. Micek $100,000 in cash and issue Mr. Micek 119,637 shares of the Company's common stock valued at $123,264 in full satisfaction for all amounts owed.


The Company entered into a consulting agreement (the "Repko Consulting Agreement") with M. Riley Repko, the former Chairman of the Company's Board of Directors. The Repko Consulting Agreement terminated on September 17, 2003. As compensation for services provided under the Repko Consulting Agreement prior to termination, the Company paid Mr. Repko $4,761.92 in cash and issued Mr. Repko 14,785 shares of the Company's common stock.


As part of the Merger, the Company assumed an existing advisory agreement (the "McAfee Advisory Agreement") between IQ Biometrix California, Inc. and Eric A. McAfee, a former Director of the Company. The McAfee Advisory Agreement had a term of two years and was to expire in accordance with its term at the end of April 2004, subject to earlier termination upon the occurrence of certain events. Under the McAfee Advisory Agreement Mr. McAfee was to receive $9,600 per month. Mr. McAfee was also entitled to participate in any and all employee benefit plans established for the employees of the Company and to receive an expense reimbursement for office rent of $2,800 per month. The McAfee Advisory Agreement did not contain any covenant not to compete. The McAfee Advisory Agreement was terminated as of March 31, 2003. Mr. McAfee received a total of $48,000 under the agreement in advisory fees and $30,800 in expense reimbursements prior to termination. On November 11, 2003, Mr. McAfee stepped down from the Company's Board of Directors and the Company entered into a settlement agreement with Mr. McAfee in connection with the termination of the McAfee Advisory Agreement. Under the settlement agreement, the Company paid Mr. McAfee $24,000 on November 15, 2003, and agreed to pay Mr. McAfee an additional $50,000 at such time as the Company raises financing in an aggregate amount of $2,000,000. In addition, the Company released Mr. McAfee from his agreement to deliver 700,000 shares held by Mr. McAfee to the Company in connection with the MVION Note described below.

In connection with a financing transaction with Special Equity IV, L.P. ("SEIVLP"), the Company acquired from SEIVLP all of SEIVLP's interest in a Secured Convertible Promissory Note having a face amount of a $2.5 million dollars (the "MVION Note") issued to SEIVLP by MVION, Inc., a technology company also known as KachinaGuide. Eric A. McAfee, a former Director of the Company, is the sole director and officer of MVION. Daniel P. McKelvey, a selling stockholder, was appointed to the Company's Board of Directors on March 26, 2004 and is a managing member of Forte Capital Partners LLC, the general partner of SEIVLP. The KachinaGuide, was a real-time interactive tool used to conduct highly refined searches across heterogeneous data sources. MVION's business failed, and the MVION Note was in default when the Company acquired the MVION Note. The MVION Note is secured by a lien on MVION's assets, which in the event MVION defaulted on the Note would entitle the holder thereof to acquire all of the assets, including the intellectual property assets of MVION. When the Company acquired the Note from SEIVLP, management believed that MVION's assets, particularly its intellectual property assets, were worth the approximately $168,000 value of the stock and warrants issued to SEIVLP. In addition, Eric McAfee agreed that if the intellectual property assets of MVION were later determined to be worth less than the value of the stock and warrants issued to SEIVLP, he would return a number of shares of the Company's common stock held by him, up to 700,000 shares, to the Company. At the time the Company entered into the transaction, very little due diligence was performed on the value of the MVION Note or the technology securing the MVION Note based upon Mr. McAfee's personal assertions of the value of the MVION technology and his pledge of stock. As stated above, the Company later released Mr. McAfee from his obligation to return shares to the Company in connection with a settlement agreement entered into with Mr. McAfee in November 2003 in connection with amounts owed to Mr. McAfee pursuant to the termination of the McAfee Advisory Agreement. The Company has subsequently determined that the cost of perfecting any patent work and subsequent incorporation of the intellectual property of MVION into the FACES software was too costly and, therefore, has not foreclosed on the MVION Note. However, the Company has recently begun exploring the possibility of exercising its rights as a secured creditor with respect to the MVION assets securing the MVION Note, however, the Company can give no assurances as to its ability to collect on the MVION Note, its efforts to exercise its rights with respect to the MVION Note, or the benefit of the assets securing such note in the event that the Company eventually acquires ownership of them.

On August 1, 2003 the Company entered into a consulting agreement with Daniel P. McKelvey, a member of the Company's Board of Directors (the "McKelvey Consulting Agreement"). Under the McKelvey Consulting Agreement, Mr. McKelvey has agreed to provide the Company's management with general financial management and business planning advice as well as assisting the Company in identifying, evaluating, negotiating, and securing sources of debt and equity funding, acquisition and/or merger opportunities, joint venture or other partnering opportunities, and business restructurings and divestitures. The McKelvey Consulting Agreement has a term of one year but may be terminated earlier by either party without cause upon thirty (30) days prior written notice or immediately for cause. As consideration for his services with respect to general financial management and business planning advice, the Company has agreed to pay Mr. McKelvey $10,000 per month and to reimburse Mr. McKelvey for all reasonable travel and other out-of-pocket expenses incurred in performing services for the Company. In addition, the Company agreed to grant Mr. McKelvey a warrant to purchase up to 200,000 shares of common stock at an exercise price equal to the fair market value of the underlying common stock as of the date of grant and which shall be exercisable for five years after the date of grant. The number of shares exercisable under the warrant shall be reduced on a pro rata basis if the McKelvey Consulting Agreement is terminated prior to the one year term. As of the date of this prospectus, the Company has paid Mr. McKelvey a total of Fifty Thousand Dollars ($50,000) for services rendered and owes Mr. McKelvey a total of $30,000 for services rendered during the months of January, February and March of 2004.

In addition, the Company has agreed to pay Mr. McKelvey a success fee with respect to any financing the Company raises, which is originated by Mr. McKelvey. If Mr. McKelvey is solely responsible for originating the financing, the Company will pay Mr. McKelvey a cash fee equal to six percent (6%) of the amount of the financing plus a warrant exercisable for a number of shares of the Company's Common Stock equal to ten percent (10%) of the amount of the financing. The per share exercise price of the warrant shall be equal to the fair market value of the Company's common stock on the day Mr. McKelvey is entitled to receive the warrant. If Mr. McKelvey is not the sole originator of the financing, the Company has agreed to pay Mr. McKelvey a fee of $100,000 upon the closing of the financing. In addition, upon the closing of any acquisition, the Company will pay Mr. McKelvey a success fee in the amount of $250,000.

If the McKelvey Consulting Agreement is terminated by the Company without cause (as defined in the McKelvey Consulting Agreement), the Company has agreed to pay all amounts owing to Mr. McKelvey for services completed prior to the termination date plus all amounts Mr. McKelvey would be entitled to as if the Agreement had not been terminated. If the McKelvey Consulting Agreement is terminated for cause, the Company has agreed to pay Mr. McKelvey all amounts owed to him for services completed prior to the termination date plus all expenses, if any, in accordance with the provisions of the McKelvey Consulting Agreement.


CONFLICT OF INTEREST POLICY

We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of the independent and disinterested non-employee directors on the Board approve all transactions between the Company and its officers, directors, principal stockholders and their affiliates. Such transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested non-employee directors, or, if required by law, a majority of disinterested stockholders and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth as of February 27, 2004 information regarding the beneficial ownership of Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) by each director and each of the named executive officers; and (iii) by all directors and executive officers as a group.



                                            Beneficial Ownership              Beneficial Ownership
                                            Prior to Offering(1)              After Offering (1) (2)
Name and Address of                         ------------------------          ------------------------
Beneficial Owner                            Number           Percent          Number           Percent
----------------                            ------           -------          ------           -------
Daniel P. McKelvey                          1,570,000(3)      6.4%              -0-               -0-%
201 Mission Street, Suite 1930
San Francisco, CA 94105

Forte Capital Partners LLC                  1,420,000(4)      5.8%              -0-               -0-%
201 Mission Street, Suite 1930
San Francisco, CA 94105

Marcos Santos                               1,420,000(5)      5.8%              -0-               -0-%
201 Mission Street, Suite 1930
San Francisco, CA 94105

Special Equity IV, LP                       1,260,000         5.5%              -0-               -0-%
201 Mission Street, Suite 1930
San Francisco, CA 94105

Clyde Berg                                  1,559,145(6)      6.9%             1,559,145(6)       4.7%
10600 N. De Anza Boulevard
Cupertino, CA 95014

Eric McAfee                                 1,676,350(7)      6.9%             1,676,350(7)       5.0%
10600 N. De Anza Boulevard
Cupertino, CA 95014

Greg J. Micek                               1,971,779(8)      8.3%             1,971,779(8)       5.8%
5444 Westheimer, Suite 2080
Houston, TX 77056

John Micek, Jr.                             1,502,840(9)      6.2%               500,000          1.5%
12809 W. Dodge Road
Omaha, NE 68154

William Scigliano                            700,000(10)      2.9%              700,000(10)       2.1%
39111 Paseo Padre Parkway, Suite 304
Fremont, CA 94538

Morden C. Lazarus                            230,000(11)      1.0%              230,000(11)       *
759 Square Victoria, Suite 200
Montreal, QC
CANADA  H2Y 2J7

Michael Walsh                                 26,666(12)        *               26,666(12)        *
39111 Paseo Padre Parkway, Suite 304
Fremont, CA 94538

All directors and officers
as a group (four persons)                   2,928,445(13)    11.9%             2,928,445(13)      8.4%



* Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of common stock issuable upon conversion of convertible debentures, or shares of Common Stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of February 27, 2004, are deemed to be beneficially owned for purposes hereof.

(2) For purposes of computing the percentages under this column, it is assumed that (i) options to acquire 350,000 shares of the Company's common stock, whose underlying shares of common stock are covered by this prospectus have been exercised; and (ii) 5,160,000 shares of the Company's common stock, whose underlying shares of common stock are covered by this prospectus, have been have been issued upon the conversion of outstanding debentures and the exercise of outstanding warrants.

(3) Includes 1,260,000 shares owned by Special Equity IV, LP and 160,000 shares issuable upon exercise of a warrant owned by Forte Capital Partners LLC. Forte Capital Partners LLC is the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares owned by Special Equity IV, LP. Mr. McKelvey serves as a managing member of Forte Capital Partners LLC and thus may be deemed to beneficially own shares owned by Forte Capital Partners LLC and Special Equity IV.


(4) Includes 160,000 shares issuable upon exercise of a warrant. Also includes 1,260,000 shares owned by Special Equity IV, LP. Forte Capital Partners LLC is the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares owned by Special Equity IV.

(5) Includes 1,260,000 shares owned by Special Equity IV, LP and 160,000 shares issuable upon exercise of a warrant owned by Forte Capital Partners LLC. Forte Capital Partners LLC is the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares owned by Special Equity IV, LP. Mr. Santos serves as a managing member of Forte Capital Partners LLC.

(6) Includes 94,575 shares held by the Berg McAfee Companies, a partnership in which Mr. Berg holds a partnership interest.

(7) Includes 1,000,000 shares held by the Cagan McAfee Fund, a partnership in which Mr. McAfee holds a partnership interest; also includes 94,575 shares held by the Berg McAfee Companies, a partnership in which Mr. McAfee holds a partnership interest.

(8) Includes 475,000 shares issuable pursuant to stock options exercisable within 60 days of February 27, 2004, and 70,000 shares issuable pursuant to warrants exercisable within 60 days of February 27, 2004.

(9) Includes 160,000 shares issuable pursuant to warrants exercisable, and 800,000 shares issuable pursuant to debentures convertible, within 60 days of February 27, 2004.

(10) Includes 700,000 shares issuable pursuant to stock options exercisable within 60 days of February 27, 2004.

(11) Includes 180,000 shares issuable pursuant to stock options exercisable within 60 days of February 27, 2004.

(12) Includes 16,666 shares issuable pursuant to stock options exercisable within 60 days of February 27, 2004.

(13) Includes 1,441,666 shares issuable pursuant to stock options and warrants that are exercisable within 60 days of February 27, 2004.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value per share and 10,000,000 shares of undesignated Preferred Stock, $.01 par value per share.

COMMON STOCK


The authorized common stock of the Company consists of 50,000,000 shares, par value $0.01 per share. After taking into consideration the issuance of shares being registered pursuant to this registration statement, approximately 28,754,411 shares of common stock will be issued and outstanding. All of the shares of common stock are validly issued, fully paid and non-assessable. Holders of record of common stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of common stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any. Each share of common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of common stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.


PREFERRED STOCK

The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of the Company's $0.01 par value preferred stock. As of the date of this prospectus, no shares of preferred stock were outstanding. The preferred stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the preferred stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences:
(i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Holders of preferred stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over common stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of common stock or to redeem a particular series of preferred stock. Depending upon the voting rights granted to any series of preferred stock, issuance thereof could result in a reduction in the power of the holders of common stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding preferred stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the common stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for preferred stock, the liquidation preference of preferred stock and other matters, the issuance of preferred stock could result in a reduction in the assets available for distribution to the holders of the common stock in the event of liquidation of the Company. Holders of preferred stock will not have preemptive rights to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

One of the effects of the existence of authorized but unissued shares of common stock or preferred stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the common stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by he Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

DELAWARE LEGISLATION

The Company is a Delaware corporation and consequently is subject to certain anti-takeover provisions of the Delaware General Corporation Law (the "Delaware Law"). The business combination provision contained in Section 203 of the Delaware Law ("Section 203") defines an interested stockholder of a corporation as any person that (i) owns, directly or indirectly, or has the right to acquire, fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not be governed by this section or (ii) the corporation, by the action of its stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not be governed by
Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption). The Company has not elected out of Section 203, and the restrictions imposed by Section 203 apply to the Company. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of the Company.

CONVERTIBLE DEBENTURES


As of February 27, 2004, we had outstanding $350,000 of 6% Convertible Debentures due August 1, 2003, $100,000 of 10% Convertible Debentures due April 1, 2004, $400,000 of 10% Convertible Debentures due June 1, 2004, $300,000 of
10% Convertible Debentures due September 2004 and $700,000 of 6% Convertible Debentures due September and October 2004. The principal amount of each convertible debenture, which is not voluntarily converted, shall be payable on the maturity date thereof, at which time any unpaid and accrued interest shall also become due. Interest accrues at the rate of 10% per annum for the convertible debentures due April, June and September of 2004 , at the rate of 6% per annum for the convertible debentures due August 1, 2003, and at the rate of 6% per annum for the convertible debentures due September and October 2004. Interest on the 6% Convertible Debentures due August 2003 and September and October 2004 shall be payable upon maturity at the Company's election in either stock or cash. Interest on the 10% convertible Debentures due April, June and September 2004 shall be payable upon maturity at the election of the holder in either stock or cash. The Convertible Debentures due August 1, 2003 are convertible into the Company's common stock at $0.50 per share. The Convertible Debentures due April and September, 2004 are convertible into the Company's common stock at $0.20 per share. The Convertible Debentures due June 2004 are convertible into the Company's common stock at $0.50 per share. The Convertible Debentures due September and October 2004 are convertible into the Company's common stock at $0.64 per share.


COMMON STOCK PURCHASE WARRANTS


As of the date hereof, there are outstanding warrants to purchase 740,000 shares at $1.25 per share; warrants to purchase 320,000 shares at $.50 per share; and warrants to purchase 1,600,000 shares at $.20 per share . The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. Upon the merger, consolidation, sale of substantially all the assets of the Company, or other similar transaction, the warrant holders shall, at the option of the Company, be required to exercise the warrants immediately prior to the closing of the transaction, or such warrants shall automatically expire. Upon exercise, the warrant holders shall participate on the same basis as the holders of common stock in connection with the transaction. The warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company.


                        SHARES ELIGIBLE FOR FUTURE SALE.


Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future. After taking into consideration the issuance of certain of the shares being registered, approximately 28,754,411 shares of Common Stock will be issued and outstanding, of which 7,348,445 shares are believed to be "restricted" or "control" shares for purposes of the Act. "Restricted" shares are those acquired from the Company or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of the Company regardless as to how they were acquired. In general, under Rule 144, one year must have elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company. No time needs to have lapsed in order to sell control shares. Once the restricted or control shares may be sold under Rule 144, the holder is entitled to sell within any three-month period such number of restricted or control shares that does not exceed 1% of the then outstanding shares or (in certain cases, if greater) the average weekly trading volume of shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of selling, notice requirements and the availability of current public information about the Company. Under Rule 144, if two years have elapsed since the holder acquired restricted shares from the Company or from any affiliate of the Company, and the holder is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person will be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. In addition to the restricted and control shares described in this paragraph, the shares covered by this prospectus can now be sold, and the Company has various abilities and obligations to issue additional registered and unregistered shares of common stock in the future. See "RISK FACTORS - WE HAVE THE ABILITY AND THE OBLIGATION TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCE MAY MATERIALLY ADVERSELY AFFECT STOCKHOLDERS." These additional shares could also adversely affect the market price of the Common Stock. See "RISK FACTORS - SALES OF LARGE QUANTITIES OF OUR COMMON STOCK, INCLUDING THOSE SHARES COVERED BY THIS PROSPECTUS (WHICH MAY BE SOLD AT ANY PRICE AND ANY TIME), COULD REDUCE THE PRICE OF OUR COMMON STOCK."

                              SELLING STOCKHOLDERS

The following table sets forth certain information as of February 27, 2004 pertaining to the beneficial ownership of Common Stock by the Selling Stockholders. Unless indicated otherwise, all shares reflected in the table as being beneficially owned are owned outright. The following table has been prepared based upon information furnished to us by the selling stockholders named in the table. Information about the selling stockholders may change over time.




       STOCKHOLDER               BENEFICIAL OWNERSHIP    NUMBER OF SHARES   BENEFICIAL OWNERSHIP     AFTER OFFERING
       -----------               PRIOR TO OFFERING        BEING OFFERED         NUMBER                 PERCENT (1)
                                 -----------------        -------------         ------                 -----------
Forte Capital Partners LLC (2)           160,000(3)           3,010,000(4)      160,000                    *
First Mirage(5)                        1,000,000              1,000,000            0                       *
John Micek, Jr. (6)                    1,586,840(7)           1,086,840(7)         0                       *
Redwood Consultants, LLC(8)              125,000                125,000            0                       *
New Castle Consulting, LLC(9)             40,000                 40,000            0                       *
D. Paul Cohen(10)                         16,000                 16,000            0                       *
JAL, Inc. (11)                           700,000                700,000            0                       *
Silicon Prairie Partners (12)            200,000(13)            200,000            0                       *
Daniel P. McKelvey                       150,000(14)            150,000(14)        0                       *
Randall W. Heinrich(15)                  100,000                100,000            0                       *
Elisa Micek(16)                          955,357(17)            950,000(17)      5,357                     *
Special Equity IV, L.P.(18)            1,260,000              1,260,000            0                       *
Dr. Neil Morris                          440,000(19)            440,000(19)        0                       *
TOTAL                                  6,733,197              9,077,840         165,357                    *



* Less than one percent

(1) Assumes the offer and sale of all shares being registered.


(2) Daniel P. McKelvey, a manager of Forte Capital, serves as a consultant to the Company. The natural persons who exercise shared voting or dispositive powers with respect to the shares held of record by the entity Forte Capital Partners LLC are Daniel McKelvey and Marcos Santos.

(3) Includes 160,000 shares issuable upon exercise of a warrant. Excludes 1,260,000 shares beneficially owned by Special Equity IV, LP. Forte Capital Partners LLC is the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares beneficially owned by Special Equity IV, LP. The natural persons who exercise shared voting or dispositive powers with respect to the shares held of record by the entity Forte Capital Partners LLC are Daniel McKelvey and Marcos Santos.

(4) The number of shares that may be acquired and owned after this offering by Forte Capital Partners LLC will depend upon future events that cannot now be determined. This prospectus covers the registration of up to 3,010,000 shares that may be acquired by Forte Capital Partners LLC pursuant to the exercise of warrants now outstanding or to be issued in the future or pursuant to the conversion of a convertible debenture.

(5) Includes 600,000 shares that may be acquired from Pierre Cote, the Company's former Chairman of the Board, pursuant to an agreement between First Mirage and Mr. Cote. The natural person who exercises voting or dispositive powers with respect to the shares held of record by the entity First Mirage is Alex Cherepakhov.

(6) John Micek, Jr. is the father of Greg J. Micek, a Director of the Company.

(7) Includes 884,000 shares issuable upon the conversion of convertible debentures and 160,000 shares issuable upon exercise of outstanding warrants.

(8) The natural person who exercises voting or dispositive powers with respect to the shares held of record by the entity Redwood Consultants, LLC is Jens Dalsgaard.

(9) The natural person who exercises voting or dispositive powers with respect to the shares held of record by the entity New Castle Consulting is Len Panzer.

(10) Mr. Cohen is employed by STC Securities, a member of the NASD, as a broker/dealer. Mr. Cohen received his shares in consideration for research services performed for IQ Biometrix not in connection with investment banking services. In addition, Mr. Cohen acquired the securities in the ordinary course of business and there were no agreements or understandings directly or indirectly with any person to distribute the securities at the time of purchase.

(11) JAL, Inc. is an entity owned by various members of the Micek family, including Greg J. Micek, a Director of the Company. No member of the Micek family owns a controlling interest in JAL, Inc., nor has any such member agreed to act as a group with any other member. Each member of the Micek family disclaims beneficial ownership of the shares held by JAL, Inc.

(12) John Micek III is the general partner of Silicon Prairie Partners and is the brother of Greg J. Micek, a Director of the Company. The natural person who exercises sole and/or shared voting or dispositive powers with respect to the shares held of record by the entity Silicon Prairie Partners is John Micek III.

(13) Includes 200,000 shares beneficially owned pursuant to stock options exercisable within 60 days of February 27, 2004.

(14) Excludes 1,260,000 shares owned by Special Equity IV, LP, and 160,000 warrants and up to 3,010,000 shares issuable upon conversion of outstanding debentures owned by Forte Capital Partners LLC. Forte Capital Partners LLC is the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares beneficially owned by Special Equity IV, LP. Mr. McKelvey serves as a managing member of Forte Capital Partners LLC and thus may be deemed to beneficially own shares beneficially owned by Forte Capital Partners LLC and Special Equity IV, L.P. The natural persons who exercise shared voting or dispositive powers with respect to the shares held of record by the entity Forte Capital Partners LLC and Special Equity IV, LP are Daniel McKelvey and Marcos Santos.

(15) Mr. Heinrich served as legal counsel to the Company since its inception until October 2003.

(16) Elisa Micek is the sister of Greg J. Micek, a Director of the Company.

(17) The number of shares that may be acquired and owned after this offering by Elisa Micek will depend upon future events that cannot now be determined. This prospectus covers the registration of up to 950,000 shares that may be acquired by Elisa Micek pursuant to the exercise of warrants now outstanding or to be issued in the future or pursuant to the conversion of a convertible debenture.

(18) The natural persons who exercise voting or dispositive power with respect to the shares held of record by the entity Special Equity IV, L.P. are Daniel P. McKelvey and Marcos Santos.

(19) Includes 440,000 shares beneficially owned pursuant to a convertible debenture that may now be converted.


The preceding table has been prepared based upon information furnished to us by the selling stockholders named in the table. Information about the selling stockholders may change over time.

                              PLAN OF DISTRIBUTION

The sale of shares of common stock being registered by the selling stockholders may be effected from time-to-time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling stockholders may sell shares on the Over-the-Counter Bulletin Board, or in another over-the-counter market, on a national securities exchange on which the Company's common stock may be listed in the future, in privately negotiated transactions or otherwise, or in a combination of such transactions, by methods that include block trades, exchange, or secondary distributions in accordance with applicable exchange rules and ordinary brokerage transactions. In addition, any shares covered by this prospectus that qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 may be sold under such provisions rather than pursuant to this prospectus. For example, the shares may be sold in one or more of the following types of transactions:

* a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

* purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

*     an exchange distribution in accordance with the rules of such exchange;

* ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

* face-to-face transactions between sellers and purchasers without a broker-dealer.

In effecting sales, underwriters, brokers, or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. Such underwriters, brokers, or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated.

The selling stockholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares registered in this offering, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders may also pledge the shares registered in this offering to a broker or dealer. Upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

The selling stockholders and any underwriters, dealers, and agents that participate in the distribution of shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discounts or commissions received by them from the selling stockholders and any profit on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

The Company advised the selling stockholders that they and any securities broker/dealers or other who may be deemed statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. The Company also advised each selling stockholder that during such time as they may be engaged in a distribution of the shares included in this offering, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the elements of this plan of distribution may affect the marketability of the common stock.

Until the distribution of the common shares offered in this offering is completed, rules of the Commission may limit the ability of the selling stockholders and any underwriters and certain selling group members to bid for and purchase common shares. As an exception to these rules, the underwriter representatives, if any, are permitted to engage in transactions that stabilize the price of common shares. These transactions may consist of bids or purchases for the purpose of pegging, fixing, or maintaining the price of the common shares.

The selling stockholders have represented to the Company that there are no open short positions held by any of them in the Company's common stock. The Company has informed the selling stockholders that this registration statement does not cover any currently open position in the Company's common stock.

                                     EXPERTS

The financial statements and schedules of the Company included herein and in the registration statement have been audited by Malone & Bailey, PLLC, independent certified public accountants, and have been included herein in reliance upon their report upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                            PAGE(S)
                                                                                            -------
Independent Auditors' Report                                                                 F - 2

Financial Statements:

   Consolidated Balance Sheet as of June 30, 2003                                            F - 3

   Consolidated Statements of Operations for the Year Ended June 30, 2003 and Period From
     July 10, 2001 (inception) through June 30, 2002                                         F - 4

   Consolidated Statements of Stockholders' Deficit for the Period from July 10, 2001
     (inception) through June 30, 2002 and Year Ended June 30, 2003                          F - 5

   Consolidated Statements of Cash Flows for the Year Ended June 30, 2003 and
     Period from July 10, 2001 (inception) through June 30, 2002                             F - 6

   Notes to Financial Statements                                                             F - 7

   Consolidated Balance Sheet for the Three and Six Months Ended
     December 31, 2003 (Unaudited)                                                          F - 16

   Consolidated Statements of Operations for the Three and Six Months Ended
     December 31, 2003 and 2002 (Unaudited) F - 17

   Consolidated Statements of Cash Flows for the Three and Six Months Ended
     December 31, 2003 and 2002 (Unaudited) F - 18

   Notes to Financial Statements                                                            F - 19


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders IQ Biometrix, Inc. Fremont,
California

We have audited the accompanying consolidated balance sheet of IQ Biometrix, Inc. as of June 30, 2003 and the related statements of operations, stockholders' deficit and cash flows for the year then ended and the period from July 10, 2001 (inception) through June 30, 2002. These financial statements are the responsibility of IQ Biometrix's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IQ Biometrix, Inc. as of June 30, 2003 and the results of its operations and its cash flows for the year then ended and the period from July 10, 2001 (inception) through June 30, 2002., in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that IQ Biometrix will continue as a going concern. As shown in the financial statements, IQ Biometrix incurred net losses of $3,887,691 and $984,265 in fiscal 2003 and 2002, respectively, and has a working capital deficiency of $934,908 and a stockholders' deficit of $832,939 as of June 30, 2003. These conditions raise substantial doubt about IQ Biometrix ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PLLC
Houston, Texas

September 30, 2003


                               IQ BIOMETRIX, INC.
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2003

                                     ASSETS
CURRENT ASSETS:
   Cash                                                                            $     97,681

   Trade accounts receivable, net of allowance for doubtful accounts of $0                5,973
   Note receivable, net of allowance of $350,000                                         50,000
   Inventory                                                                              6,008
   Prepaid expenses                                                                      37,882
                                                                                   ------------
                         Total current assets                                           197,544

INTANGIBLES, net                                                                         94,265

OFFICE EQUIPMENT, net                                                                     7,704
                                                                                   ------------

                         Total assets                                              $    299,513
                                                                                   ============

                          LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Convertible debentures, net of discount                                         $    537,820
   Note payable                                                                          50,000
   Accounts payable                                                                     142,920
   Accrued expenses                                                                     401,712
                                                                                   ------------
                         Total current liabilities                                    1,132,452
                                                                                   ------------
COMMITMENTS

STOCKHOLDERS' DEFICIT:
   Preferred stock, .01 par value; 10,000,000 shares authorized, none issued -
   Common stock, .01 par value; 50,000,000 shares authorized; 18,905,885 shares
     outstanding                                                                        189,059
   Additional paid-in capital                                                         3,849,958
   Accumulated deficit                                                               (4,871,956)
                                                                                   ------------
                         Total stockholders' deficit                                   (832,939)
                                                                                   ------------
                         Total liabilities and stockholders' deficit               $    299,513
                                                                                   ============

See accompanying summary of accounting policies and notes to financial statements.


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEAR ENDED JUNE 30, 2003 AND PERIOD FROM

July 10, 2001 (Inception) Through June 30, 2002

                                                      2003            2002
                                                 ------------    ------------
REVENUES                                         $    105,772    $     98,148

OPERATING EXPENSES:
   Cost of sales                                       52,790          31,431
   Selling                                            260,477         114,003
   General and administrative                       2,896,509         776,345
   Research and development                           147,562         138,185
   Provision for uncollectible note receivable        350,000               -
   Depreciation and amortization                        3,664          22,449
                                                 ------------    ------------
                                                    3,711,002       1,082,413
                                                 ------------    ------------
         Operating loss                            (3,605,230)       (984,265)

OTHER EXPENSE:
   Interest expense                                  (282,461)             --
                                                 ------------    ------------

NET LOSS                                         $ (3,887,691)   $   (984,265)
                                                 ============    ============

BASIC AND DILUTED LOSS PER SHARE:                $       (.23)   $       (.06)
                                                 ============    ============

BASIC AND DILUTED WEIGHTED AVERAGE SHARES:         16,928,344      15,547,000
                                                 ============    ============

See accompanying summary of accounting policies and notes to financial statements.

                               IQ BIOMETRIX, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

Period from July 10, 2001 (inception) Through June 30, 2002 and Year Ended June 30, 2003


                                                     Common Stock               Additional
                                            --------------------------------     Paid In         Accumulated
                                                Shares           Amount          Capital         Deficit             Total
                                            ---------------   --------------  ---------------  -----------------  -------------
   Shares issued to founders                   12,854,231     $     128,542   $    (113,962)   $            --    $      14,580
   Merger, IQB - California and JV Web          2,341,553            23,416        (118,726)                --          (95,310)
   Sale of common stock for cash                1,100,001            11,000       1,077,492                 --        1,088,492
   Shares issued for services                     115,000             1,150          85,100                 --           86,250

   Shares issued for debt                          43,500               435          40,565                 --           41,000
   Net loss                                            --                --              --           (984,265)        (984,265)
                                            -------------     -------------   -------------    ---------------    -------------

Balances, June 30, 2002                        16,454,285           164,543         970,469           (984,265)         150,747

   Sale of common stock for cash                  500,000             5,000         195,000                 --          200,000

   Shares issued for exercise of options          103,000             1,030           9,270                 --           10,300
   Shares issued for services                   1,848,600            18,486       1,588,387                 --        1,606,873
   Options issued to consultants                       --                --         184,630                 --          184,630
   Debt discount, convertible debentures               --                --         879,641                 --          879,641
   Debt discount, note payable                         --                --          22,561                 --           22,561
   Net loss                                            --                --              --         (3,887,691)      (3,887,691)
                                            -------------     -------------   -------------    ---------------   --------------
Balances, June 30, 2003                        18,905,885     $     189,059   $   3,849,958    $    (4,871,956)  $    (832,939)
                                            =============     =============   =============    ===============   ==============

See accompanying summary of accounting policies and notes to financial statements.



                               IQ BIOMETRIX, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEAR ENDED JUNE 30, 2003 AND PERIOD FROM

JULY 10, 2001 (INCEPTION) THROUGH JUNE 30, 2002

                                                                                        2003               2002
                                                                                  ---------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                       $    (3,887,691)   $      (984,265)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                        30,603             22,449
      Stock  and options issued for services                                            1,791,503            100,830
      Amortization of debt discount                                                       240,022                 --
      Provision of doubtful notes receivable                                              350,000                 --
   Change in assets and liabilities:
         Trade accounts receivable                                                         (5,973)                --
         Prepaid expenses and other current assets                                        (11,603)                --
         Inventory                                                                         24,952            (31,000)
         Accounts payable                                                                  85,806              2,804
         Accrued liabilities                                                              401,712                 --
                                                                                  ---------------    ---------------
Net cash used in operating activities                                                    (980,669)          (889,182)
                                                                                  ---------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of intangible asset                                                           (63,002)           (80,818)
   Advance to IQ Entertainment                                                                 --            (26,279)
   Advance to NSS                                                                        (400,000)                --
   Purchase of office equipment                                                           (11,161)                --
                                                                                  ---------------    ---------------
Net cash used in investing activities                                                    (474,163)          (107,097)
                                                                                  ---------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sale of common stock                                                     200,000          1,088,492
   Stock options exercised                                                                 10,300                 --
   Sale of convertible debentures                                                       1,200,000                 --
   Proceeds from note payable                                                              50,000                 --
                                                                                  ---------------    ---------------
Net cash provided by financing activities                                               1,460,300          1,088,492
                                                                                  ---------------    ---------------

NET INCREASE  IN CASH                                                                       5,468             92,213

CASH AND CASH EQUIVALENTS, beginning of year                                               92,213                 --
                                                                                  ---------------    ---------------

CASH AND CASH EQUIVALENTS, end of year                                            $        97,681    $        92,213
                                                                                  ===============    ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Payment of interest                                                            $            --    $            --
                                                                                  ===============    ===============
   Payment of taxes                                                               $            --    $            --
                                                                                  ===============    ===============

NONCASH DISCLOSURES
   Common stock issued to pay debt                                                $            --    $        41,000
                                                                                  ===============    ===============

The accompanying notes are an integral part of these consolidated financial statements.


                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

IQ Biometrix, Inc. ("IQ Biometrix") is a security software and services company headquartered in Fremont, California. IQ Biometrix is a provider of facial composite software to local and national law enforcement agencies, the US military and other government agencies across North America.

The FACES technology is a software tool that allows the creation and re-creation of billions of human faces. FACES replaces the need for a human sketch artist. This advanced technology can be used by any agency or organization whose responsibility lies in the public safety and security arena. The morphological coding of the FACES database of approximately 6,000 facial features has made it possible to set an industry standard for the comparison of facial images from law enforcement agencies, private security and businesses.

IQ Biometrix California, Inc. ("IQB - California") was formed July 10, 2001 as a California corporation to purchase certain software-related assets from a Canadian bankruptcy court from a former Canadian company named InterQuest, Inc. ("InterQuest"). The software was developed in Canada beginning in 1988. The software was completed and marketing was begun in 1998. In 2000, InterQuest filed for bankruptcy protection in a Canadian court and went dormant. IQB - California arranged for purchase of the software, and various packaging supplies in 2001 and paid $118,818 in early 2002. The purchase price was allocated as follows: $80,818 to software and $38,000 to supplies inventory.

On March 22, 2002, IQB - California agreed to a reorganization with JVWeb, an inactive publicly-traded Delaware company. Pursuant to this acquisition, IQ Biometrix - California shareholders agreed to exchange all of their shares for 12,854,231 shares of JVWeb. JVWeb also formed a new wholly-owned subsidiary, IQB Acquisition Corporation, which was renamed at the merger date to IQ Biometrix Operations, Inc., a Delaware company. IQB - California was merged into IQ Biometrix Operations, Inc. which remains a wholly-owned subsidiary of JVWeb. This reorganization is accounted for as a "reverse merger" with IQ Biometrix - California (now IQB Operations, Inc.) treated as the acquiror which purchased JVWeb and accounted for the acquisition using the purchase method. IQ Biometrix officially changed its name to IQ Biometrix, Inc. in October 2002.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of IQ Biometrix, Inc. and its subsidiary IQB Operations after the elimination of inter-company accounts and transactions.

CASH AND CASH EQUIVALENTS

IQ Biometrix considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents. At June 30, 2003, IQ Biometrix did not hold any cash equivalents.

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out method) or market. IQ Biometrix periodically reviews for obsolete and slow-moving inventory based on historical usage, and future requirements. At June 30, 2003, inventory consisted of packaging materials related to the FACES 4.0 software.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OFFICE EQUIPMENT

Equipment is stated at cost. Depreciation is computed using the straight-line method over 3 years.

INTANGIBLES

Intangibles consist of software, including purchased software, and development of new software products and enhancements to existing software products. Until technological feasibility is established, costs associated with software development, including costs associated with the acquisition of intellectual property relating to software development, is expensed as incurred. After technological feasibility is established and until the products are available for sale, software development costs are capitalized and amortized over the greater of the amount computed using (a) the ratio that current gross revenue for the product bears to the total of current and anticipated future gross revenue for that product or (b) the straight line method over the estimated economic life of the product including the period being reported on. The amortization period has been determined as the life of the product, which is three years.


During fiscal 2002 and 2003, IQ Biometrix's software costs were amortized using the straight-line method over three years resulting in $26,939 of amortization in fiscal 2003, which is included in cost of goods sold in the accompanying statement of operations. The Company estimates its amortization expense to be approximately $48,000 in fiscal 2004, $26,000 in fiscal 2005 and $21,000 in fiscal 2006.


The following summarizes intangible assets at June 30, 2003:

Original software cost                               $  80,818
FACES 4.0 upgrade                                       62,002
                                                     ---------
                                                       143,820
Less: accumulated amortization                          49,555
                                                     ---------
                                                     $  94,265
                                                     =========

REVENUE RECOGNITION

IQ Biometrix follows the provisions of the statement of position "SOP" 97-2, Software Revenue Recognition as amended by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition, with Respect to Certain Transactions. Generally, IQ Biometrix recognizes revenue when it is realized or realizable and earned. IQ Biometrix considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. IQ Biometrix reduces revenue for estimated customer returns, rotations and sales rebates when such amounts are estimable. When not estimable, IQ Biometrix defers revenue until the product is sold to the end customer. As part of its product sales price, IQ Biometrix provides telephone support, which is generally utilized by the customer shortly after the sale. The cost of the phone support is not significant but is accrued in the financial statements. To date, IQ Biometrix has not had any product returns.

IQ Biometrix recognizes revenue for training on the date the training is performed. IQ Biometrix has only recognized approximately $10,000 related to training revenue since inception.

INCOME TAXES

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. IQ Biometrix records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

LOSS PER COMMON SHARE

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For fiscal 2003 and 2002, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

USE OF ESTIMATES

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

IQ Biometrix adopted the disclosure requirements of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (FAS No. 123) and FAS No. 148 with respect to pro forma disclosure of compensation expense for options issued. For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model. Had IQ Biometrix recorded compensation expense for the fair value of stock options, net loss and loss per share would have been affected as indicated by the pro forma amounts below.

IQ Biometrix applies APB No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized in IQ Biometrix's financial statements for stock options under any of the stock plans which on the date of grant the exercise price per share was equal to or exceeded the fair

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

value per share. However, compensation cost has been recognized for warrants and options granted to non-employees for services provided. If under FAS No. 123, IQ Biometrix determined compensation cost based on the fair value at the grant date for its stock options, net loss and loss per share would have been increased to the pro forma amounts indicated below:


                                                                                2003               2002
                                                                          -----------------  ---------------
Net loss
   As reported                                                            $    (3,887,691)   $      (984,265)
   Deduct: total stock based employee compensation expense
   determined under fair value method                                            (466,340)                --
                                                                          ---------------     --------------

   Pro forma                                                              $    (4,354,031)   $      (984,265)
                                                                          ===============    ===============

Basic and diluted loss per share
   As reported                                                            $          (.23)   $          (.06)
                                                                          ===============    ===============
   Pro forma                                                              $          (.26)   $          (.06)
                                                                          ===============    ===============


The weighted average fair value of each option granted under IQ Biometrix's employee option plans during fiscal 2003 and 2002 was approximately $.75 and $0, respectively. These amounts were determined using the Black Scholes pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2003 and 2002. The expected volatility was based on the historic stock prices. The expected volatility was 133%, and ..001% for 2003 and 2002, respectively. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate was 3.5% in 2003 and 5% in 2002. The expected life of the options was estimated to be five years.


The effects of applying FAS 123 on providing pro-forma disclosures are not necessarily likely to be representative of the effects on reported net income for future years

RECENT ACCOUNTING PRONOUNCEMENTS

IQ Biometrix does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

IQ Biometrix's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception in July 2001, IQ Biometrix has accumulated losses aggregating $4,871,956, has a negative working capital of $934,908; and negative stockholders' equity of $832,939 as of June 30, 2003 all of which all raise substantial doubt about IQ Biometrix's ability to continue as a going concern.


Management's plans for IQ Biometrix's continued existence include selling additional stock or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume. In July 2003, IQ Biometrix started shipping FACES(TM) 4.0.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

IQ Biometrix's future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that IQ Biometrix will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

IQ Biometrix's inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 -NOTE RECEIVABLE

IQ Biometrix loaned a private company $400,000 as part of a Letter of Intent (the "LOI") dated May 2, 2003 between IQ Biometrix and the private entity whereby IQ Biometrix would acquire the private company. The transaction was terminated and the private company signed a note receivable bearing interest at 10%, secured by the private company's accounts receivable. The private company defaulted under the original agreement and signed a revised note on September 19, 2003 with various payments due through December 31, 2003, at which time a final $150,000 payment is due.

In September 2003 the private entity made payments totaling $50,000, however, they did not make the entire payment due under the agreement on September 30, 2003. Due to the uncertainty of collectibility, IQ Biometrix recorded a provision for uncollectible notes receivable totaling $350,000 in fiscal 2003.

NOTE 4 - ACCRUED EXPENSES

Accrued expenses consisted of the following at June 30, 2003:

Accrued stock rights                           $       168,000
Accrued salaries                                       109,647
Reimbursable expenses due to officers                   51,024
Accrued interest                                        36,573
Accrued insurance premium                               20,321
Other                                                   16,147
                                               ---------------
                                                     $ 401,712
                                               ===============

NOTE 5 - NOTE PAYABLE

On December 1, 2002, IQ Biometrix received $50,000 for a 10% unsecured demand note payable from a former officer and current director. The note balance at June 30, 2003 is $50,000. In connection with the note, IQ Biometrix issued 40,000 warrants at $.01 exercisable anytime for 5 years. These shares were recorded as interest expense at their estimated fair value of $19,112. In addition, the director receives an additional 5,000 warrants per month until the debt is paid in full. At June 30, 2003, the director earned an additional 20,000 warrants exercisable at $.01 per share. IQ Biometrix recorded additional interest expense totaling $22,561 related to the fair value of the warrants issued.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - CONVERTIBLE DEBENTURES

In August and September 2002, IQ Biometrix sold convertible debentures with a face value of $350,000 to various individuals. The debentures are convertible into shares of IQ Biometrix at the option of the holder at 80% of the average closing price as of date of conversion, with a minimum conversion amount of $.50 and a maximum conversion amount of $1.50 per share. The debentures accrue interest at 6% per annum and were due on August 1, 2003, but were not paid. The conversion price of the debentures is subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization. These notes were registered as part of IQ Biometrix SB-2 registration statement filed August 1, 2003. Each debenture holder should have received 10,000 shares of common stock per $100,000 loaned as an origination fee. As of June 30, 2003, no shares have been issued.


In March, April, and May 2003, IQ Biometrix sold convertible debentures with a face value of $400,000 and warrants to acquire up to 1,600,000 shares of common stock to two investors. The debentures are convertible into shares of IQ Biometrix at $.20 per share at maturity or upon prepayment of at least 75% of the face amount at the option of the holder. The debentures are due on April 1, 2004 and accrue interest at 10% per annum payable at maturity. At the option of the holder, the interest can be paid in either cash or additional shares of common stock. Warrants exercisable for 400,000 shares of IQ Biometrix common stock were issued upon the closing of this transaction and additional warrants exercisable for 400,000 shares of IQ Biometrix common stock are issued every quarter until the debentures mature. The warrants are exercisable for a period of five years from the date of issuance. The conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization. These notes were registered as part of IQ Biometrix SB-2 registration statement filed August 1, 2003.

In May and June 2003, IQ Biometrix sold convertible debentures with a face value of $400,000 and warrants exercisable for up to 320,000 shares of IQ Biometrix common stock to two investors. The debentures are convertible into shares of IQ Biometrix at $.30 to $.50 per share at maturity or upon prepayment of at least 75% of the face amount at the option of the holder. The debentures are due on June 1, 2004 and accrue interest at 10% per annum payable at maturity. At the option of the holder, the interest can be paid in either cash or additional shares of common stock. The warrants are exercisable at $.50 per share for a period of five years from the date of issuance. The conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization. These notes were registered as part of IQ Biometrix's SB-2 registration statement filed August 1, 2003.


Under generally accepted accounting principles, IQ Biometrix is required to record the value of the beneficial conversion feature of these convertible debentures as a debt discount. In addition, the value of the warrants using the Black Scholes pricing method is also recorded as a debt discount. The total debt discount recorded on the sales of convertible debentures during fiscal 2003 was approximately $879,000. This debt discount will be amortized and charged to interest expense over the terms of the respective debentures. In the event the investors convert the debentures prior to the maturity of the agreements then generally accepted accounting principles require IQ Biometrix to expense the unamortized balance of the debt discount in full.


Through June 30, 2003, $223,084 has been recorded as non-cash interest expense on the Company's income statement relative to the amortization of debt discount on these convertible debentures. Going forward, IQ Biometrix will incur non-cash interest expense of approximately $664,000 through June 30, 2004.

Accrued and unpaid interest on these notes was $33,604 at June 30, 2003.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - CAPITAL STOCK

The total number of shares of capital stock which IQ Biometrix has the authority to issue is 60,000,000 shares. This included 10,000,000 shares of $.01 par value preferred stock and 50,000,000 share of $.01 par value common stock. The board of directors is authorized to create the preferred stock and designate the powers, preferences and rights of the preferred stock.

On November 15, 2002, IQ Biometrix entered into an agreement with Special Equity IV, L.P. to sell 500,000 shares of IQ Biometrix common stock to Special Equity at a purchase price of $.40 per share. The closing price of IQ Biometrix common stock on November 15, 2002 was $.41 per share. The purchase of the shares was made in two tranches of $100,000, the first occurring on November 15, 2002 and the second occurring on December 15, 2002.

During fiscal 2003, consultants exercised options to purchase 103,000 shares of common stock. IQ Biometrix received proceeds of $10,300. As of June 30, 2003, these shares have not been issued by the transfer agent but are shown as issued and outstanding in the accompanying financial statements.


During fiscal 2003, IQ Biometrix issued 1,848,600 shares of its common stock to various non-employees for consulting services. The stock was valued using the closing price of the Company's common stock on the date issued and expensed immediately because in general, the consultants had fully performed the services. This is in accordance with EITF 00-18, Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees, which requires recognizing equity instruments when issued if no obligation to earn the equity instrument exists.


NOTE 8 - STOCK OPTIONS AND WARRANTS

IQ Biometrix's 2001 Stock Option Plan provides for the grant of both qualified and non-qualified stock options to directors, employees and consultants. The option grants are administered by the Board of Directors, who have substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

The following table summarizes stock option activity:


Outstanding, July 10, 2001( Inception)                                 --
Granted                                                            3,190,162
Canceled or expired                                                (880,000)
Exercised                                                              --
                                                              --------------
Outstanding, June 30, 2002                                         2,310,162
                                                              ==============
Exercisable at June 30, 2002                                       1,569,000
                                                              ==============
Weighted-average option price for
   options granted during the year                            $          .10
                                                              ==============

Outstanding, July 1, 2002                                          2,310,162
Granted                                                            1,855,000
Canceled or expired                                                 (58,320)
Exercised                                                          (103,000)
                                                              --------------
Outstanding, June 30, 2003                                         4,003,842
                                                              ==============
Exercisable at June 30, 2003                                       2,738,871
                                                              ==============
Weighted-average option price for
   options granted during the year                            $          .32
                                                              ==============
Average remaining years of contractual life                                4
                                                              ==============

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Included in the 1,855,000 options issued during fiscal 2003 were 330,000 options issued to third party consultants. During fiscal 2003, IQ Biometrix expensed $184,630 related to the fair value of the options issued to these consultants. The fair value was determined using the Black Scholes pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero. The expected volatility of 133% was based on the historic stock prices. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate was 3.5% in 2003. The expected life of the options was estimated to be five years.


The amount the Company expensed in fiscal year 2003 related to options outstanding in fiscal 2003 and was calculated based on the vesting period of the options. As of June 30, 2003, 220,000 shares underlying outstanding options were vested leaving 110,000 shares unvested. The fair value of the unvested options will be measured using the Black Scholes pricing model at the end of each future reporting period and the fair value of the shares vesting during that period will be expensed.


The following table summarizes stock warrant activity:


Outstanding, July 1, 2002                                                  --
Granted                                                             1,720,000
Canceled or expired                                                        --
Exercised                                                                  --
                                                               --------------
Outstanding, June 30, 2003                                          1,720,000
                                                               ==============
Exercisable at June 30, 2003                                        1,720,000
                                                               ==============
Weighted-average exercise price                                $          .74
                                                               ==============




In June 2003, IQ Biometrix issued warrants exercisable for 320,000 shares of the Company's common stock to investors in connection with a sale of convertible debentures in the amount of $400,000. IQ Biometrix valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants as part of the debt discount over the term of the debentures and will include these costs as part of the debt discount.

In April 2003, IQ Biometrix issued 400,000 warrants to investors in connection with a sale of convertible debentures in the amount of $400,000. IQ Biometrix valued these warrants using the Black Scholes pricing model and will amortize the cost of these warrant over the term of the debentures and will include these costs as part of the debt discount. In addition to these warrants, the debenture holders will be issued 400,000 additional warrants each quarter until maturity of the debentures, unless IQ Biometrix pays the debt prior to maturity.


In December 2002, IQ Biometrix issued warrants to acquire 1,000,000 shares of IQ Biometrix common stock in connection with the purchase of a note receivable from a related party (see note 11).

The fair value of the warrants was determined using the Black Scholes pricing model, which values warrants based on the stock price at the grant date, the expected life of the warrant, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2003 and 2002. The expected volatility was based on the Company's historic stock prices. The expected volatility was 138% for all warrants issued in 2003. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate was 3.5% in 2003 and the expected life of the warrants was estimated to be five years.

NOTE 9 - INCOME TAXES

Income taxes are not due since IQ Biometrix has incurred a loss since inception. IQ Biometrix has deductible net operating losses of approximately $2,300,000 at June 30, 2003. These expire in 2022 and 2023.

Components of deferred tax assets and liabilities at June 30, 2003 are as follows:


Deferred tax liabilities                                       $           --
Deferred tax assets:
   Allowance for doubtful accounts                                    120,000
   Net operating loss carryforward                                    774,000
                                                               --------------
                                                                      894,000
Valuation allowance                                                 (894,000)
                                                               --------------
   Net deferred tax asset                                      $           --
                                                               ==============

IQ Biometrix has recorded a full valuation allowance against its deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized. The valuation allowance for deferred tax assets as of June 30, 2003 is approximately $894,000. The net change in the total valuation allowance for the years ended June 30, 2003 and 2002 was an increase of $588,000 and $306,000, respectively.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - COMMITMENTS


IQ Biometrix signed an office space lease effective February 1, 2003 and expiring January 31, 2004. The rent amount is $935 per month. During the period ended June 30, 2003, rent expense was $91,808.


NOTE 11 - RELATED PARTY TRANSACTIONS


In connection with a financing transaction with Special Equity IV, L.P. ("SEIVLP"), the Company acquired from SEIVLP all of SEIVLP's interest in a Secured Convertible Promissory Note having a face amount of a $2.5 million dollars (the "MVION Note") issued to SEIVLP by MVION, Inc., a technology company also known as KachinaGuide in consideration for 700,000 shares of the Company's common stock (the "SEIVLP Shares") and a warrant exercisable for 1,000,000 shares of the Company's common stock at a per share exercise price of $1.25 per share (the "SEIVLP Warrants"). Eric A. McAfee, a former Director of the Company, is the sole director and officer of MVION. Daniel McKelvey, a selling stockholder, was appointed to the Company's Board of Directors on March 26, 2004 and is a managing member of Forte Capital Partners LLC, the general partner of SEIVLP. The KachinaGuide, was a real-time interactive tool used to conduct highly refined searches across heterogeneous data sources. MVION's business failed, and the MVION Note was in default when the Company acquired the MVION Note. The MVION Note is secured by a lien on MVION's assets, which in the event MVION defaulted on the Note would entitle the holder thereof to acquire all of the assets, including the intellectual property assets of MVION. When the Company acquired the Note from SEIVLP, management believed that MVION's assets, particularly its intellectual property assets, were worth the approximately $168,000 value of the stock and warrants issued to SEIVLP. In addition, Eric McAfee agreed that if the intellectual property assets of MVION were later determined to be worth less than the value of the stock and warrants issued to SEIVLP, he would return a number of shares of the Company's common stock held by him, up to 700,000 shares, to the Company. At the time the Company entered into the transaction, very little due diligence was performed on the value of the MVION Note or the technology securing the MVION Note based upon Mr. McAfee's personal assertions of the value of the MVION technology and his pledge of stock. As stated above, the Company later released Mr. McAfee from his obligation to return shares to the Company in connection with a settlement agreement entered into with Mr. McAfee in November 2003 in connection with amounts owed to Mr. McAfee pursuant to the termination of the McAfee Advisory Agreement. The Company has subsequently determined that the cost of perfecting any patent work and subsequent incorporation of the intellectual property of MVION into the FACES software was too costly and, therefore, has not foreclosed on the MVION Note. However, the Company has recently begun exploring the possibility of exercising its rights as a secured creditor with respect to the MVION assets securing the MVION Note, however, the Company can give no assurances as to its ability to collect on the MVION Note, its efforts to exercise its rights with respect to the MVION Note, or the benefit of the assets securing such note in the event that the Company eventually acquires ownership of them.

As of June 30, 2003, the SEIVLP Shares had not been issued During 2003, the Company recorded a liability of $168,000 based on the stock price on the date of the agreement. The amount recorded is included in accrued liabilities in the accompanying balance sheet.

The exercisability of the SEIVLP Warrants lapses over time as follows: 100,000 in July 2003 and 150,000 shares per month from August 2003 through January 2004.


NOTE 12 - SUBSEQUENT EVENTS

Subsequent to June 30, 2003, IQ Biometrix issued 2,638,669 shares of its common stock to various consultants. IQ Biometrix recorded $2,382,431 in expense based on the closing price of the stock on the date issued.


In October 2003, IQ Biometrix issued to two investors 6% convertible debentures in the aggregate principal amount of $200,000 due in one year, and convertible anytime by the holder into IQ Biometrix common stock at a conversion price of $.64 per share. In connection with this transaction, IQ Biometrix issued to the investors warrants exercisable for 160,000 shares of IQ Biometrix common stock at an exercise price of $1.25 per share.

In September 2003, IQ Biometrix sold to investors convertible debentures with a face value of $500,000 and warrants to acquire up to 400,000 shares of IQ Biometrix at $1.25 per share. The debentures are convertible into shares of IQ Biometrix at $.64 per share.


In September 2003, IQ Biometrix issued 80,000 shares of common stock and warrants to acquire 40,000 shares of common stock at $1.25 per share to an individual for consulting services. The Company recorded expense totaling $68,000 for the stock issued based on the closing market price on the date issued. The fair value of the warrants totaled $14,400 and was determined using the Black Scholes pricing model, which values warrants based on the stock price at the grant date, the expected life of the warrant, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero, the expected volatility was 138% and the risk-free interest rate was 3.5% and the expected life of the warrants was estimated to be five years.

                               IQ BIOMETRIX, INC.
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2003
                                   (Unaudited)

                                     ASSETS

CURRENT ASSETS:
   Cash                                                                              $   374,405
   Trade accounts receivable, net of allowance for doubtful accounts of $0                45,635
   Inventory                                                                              11,188
   Other                                                                                  19,074
                                                                                     -----------
                         Total current assets                                            450,302
INTANGIBLES, net                                                                         126,126

OFFICE EQUIPMENT, net                                                                      7,562
                                                                                     -----------

                         Total assets                                                $   583,990
                                                                                     ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Convertible debentures, net of discount                                           $ 1,208,442
   Accounts payable                                                                       44,270
   Accrued expenses                                                                      107,505
                                                                                     -----------
                         Total current liabilities                                     1,360,217
                                                                                     -----------
COMMITMENTS

STOCKHOLDERS' DEFICIT:
   Preferred stock, $.01 par value; 10,000,000 shares authorized, none issued -
   Common stock, $.01 par value; 50,000,000 shares authorized; 22,778,142 shares outstanding $227,782; Additional paid-in capital $7,174,376; Accumulated deficit
   ($8,178,385)

                         Total stockholders' deficit                                    (776,227)
                                                                                     -----------
                         Total liabilities and stockholders' deficit                 $   583,990
                                                                                     ===========

                               IQ BIOMETRIX, INC.
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                 For the three months ended         For the six months ended
                                                        December 31,                       December 31,
                                                 2003                2002              2003           2002
                                            -------------       -------------      -------------  -------------


Revenues                                    $      55,253              28,305            138,348        49,387
Operating expenses

   Cost of sales                                   36,014              13,237             51,082        27,592
   Sales and marketing                             32,120              37,056            180,814        85,884
   General and administrative                     868,684             328,869          2,300,514       611,162
   Research and development                        61,200              55,028            150,168        80,267
   Impairment                                      20,042              52,401             20,042        52,401
   Depreciation                                     1,053                   0              7,668             0
                                            -------------       -------------      -------------  -------------
                                                1,019,113             486,591          2,710,288       857,306
                                            -------------       -------------      -------------  -------------
     Operating loss                              (963,860)           (458,286)        (2,571,940)     (807,919)
Other Expense:
   Interest Expense, net                          408,381               9,112            734,489         19,112
                                            -------------       -------------      -------------  -------------
Net Loss                                    $  (1,372,241)           (467,398)        (3,306,429)      (827,031)
                                            ==============      =============      =============  =============

Basic and Diluted loss per share                   ($0.06)             ($0.03)            ($0.16)        ($0.05)
Weighted average shares outstanding            21,172,208          16,517,785         20,193,034     16,502,785


                               IQ BIOMETRIX, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                                   For the Six Months Ended
                                                                                         December 31,
                                                                                   2003                2002
                                                                              ---------------     --------------


OPERATING ACTIVITIES:
   Net loss                                                                   $   (3,306,429)     $     (827,031)
   Adjustments to reconcile net loss to
        net cash used in operating activities
          Depreciation and amortization                                               37,123              13,470
          Stock Warrants issued as interest on loans                                      --              19,112
          Common stock issued for services                                         2,382,431              64,517
          Common stock issued for debt                                               190,962                  --
          Impairment                                                                  20,042              52,401
          Amortization of debt discount                                              595,935                  --
             Changes in assets and liabilities:
               Account receivable                                                    (39,662)                 --
               Advance to IQ Entertainment                                                --             (26,121)
               Inventory                                                              (5,180)             12,000
               Prepaid expenses                                                       18,808                  --
               Accounts payable and accrued expenses                                (197,161)             92,426
                                                                              ---------------     --------------
   Net cash used in operating activities                                            (303,181)           (599,226)
                                                                              ---------------     --------------
     Investing activities
               Purchase of fixed assets                                               (1,845)                 --
               Purchase of Intellectual Property                                     (50,000)                 --
               Collection of note receivable                                          50,000                  --
                                                                              ---------------     --------------
   Net cash used in investing activities                                              (1,845)                 --
                                                                              ---------------     --------------
   Financing activities

               Proceeds from sale of common stock                                         --             200,000
               Proceeds from exercise of warrants                                     31,700                  --
               Proceeds from new convertible notes payable                           600,000             350,000
               Proceeds from demand notes payable                                    (50,000)             50,000
                                                                              ---------------     --------------
   Net cash provided by financing activities                                         581,700             600,000
                                                                              ---------------     --------------
   Net increase (decrease) in cash                                                   276,724                 774

   Cash, beginning of year                                                            97,681              92,213
                                                                              ---------------     --------------
   Cash, end of year                                                          $      374,405      $       92,987
                                                                              ===============     ==============
   Supplemental cash flow information
    Non-cash investing and financing activities
          Interest expense not paid
          Taxes paid

NOTE 1 - BASIS OF PRESENTATION


The accompanying unaudited interim financial statements of IQ Biometrix, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America, the rules of the Securities and Exchange Commission ("SEC"), and with the instructions to Form 10-QSB, and should be read in conjunction with the audited financial statements and notes thereto contained in IQ Biometrix's 2003 Annual Report filed with the SEC on Form 10-KSB filed with the SEC on October 14, 2003 as amended. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements, which would substantially duplicate the disclosure contained in the audited financial statements for 2003 as reported in the 10-KSB, have been omitted.


NOTE 2 - CONVERTIBLE NOTES PAYABLE


In October 2003, IQ Biometrix issued to three investors its 6% convertible debentures in the aggregate principal amount of $200,000. The convertible debentures are due in one year and are convertible anytime by the holder into IQ Biometrix common stock at a conversion price of $.64 per share. In addition, in connection with this transaction, IQ Biometrix issued to the investors warrants to purchase 160,000 shares of IQ Biometrix common stock at an exercise price of $1.25 per share .

Under generally accepted accounting principles, IQ Biometrix is required to record the value of the beneficial conversion feature of these convertible debentures as a debt discount. In addition, the value of the warrants using the Black Scholes pricing method is also recorded as a debt discount. The total debt discount recorded with respect to these convertible debenture sales during the quarter ended December 31, 2003 was approximately $392,000. This debt discount will be amortized and charged to interest expense over the term of the respective debenture agreements. In the event the investors convert the debentures prior to the maturity of the agreements, then generally accepted accounting principles require IQ Biometrix to expense the unamortized balance of the debt discount in full during the period in which the debentures were converted.


NOTE 3 - STOCK ISSUANCES


During the three and six month periods ended December 31, 2003, IQ Biometrix issued:

* 272,840 shares for $31,700 in cash as part of an option exercise of which 80,000 shares were exercised for $1,700 in the three month period ending December 31, 2003 and 42,840 were exercised in exchange for services rendered.

* 2,638,669 shares to consultants for corporate development, marketing, investment banking, investor relations and sales support services valued at $2,382,431 of which 741,846 shares worth $821,072 were issued in the three month period ending December 31, 2003.

* 119,637 shares to a board member as payment for consulting services and expense reimbursements valued at $123,264 were issued in the three month period ended December 31, 2003.

* 71,111 shares as payment for intellectual property valued at $80,000.

* 60,000 shares as payment for accrued but unpaid interest valued at $55,800 were issued in the three month period ended December 31, 2003.

* 700,000 shares issued in connection with an accrued stock issuance totaling $168,000 at June 30, 2003.


NOTE 4 - SUBSEQUENT EVENTS:


On January 15, 2004, Michael Walsh joined the Company as its Chief Financial Officer, Treasurer and Controller. In February 2004, the Company extended the maturity date of the $300,000 debenture held by Special Equity IV LP, which was originally due on April 1, 2004 to September 30, 2004. On March 26, 2004 Morden
C. Lazarus stepped down from the Company's Board of Directors and Daniel P. McKelvey was appointed to the Company's Board of Directors. Daniel P. McKelvey is a managing member of Forte Capital Partners LLC, which is the general partner of Special Equity IV L.P. Both Forte Capital Partners LLC and Special Equity IV L.P. are the beneficial holders of shares of the Company's Common Stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Certificate of Incorporation provides that, to the fullest extent authorized by the Delaware Law, the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

Under Section 145 of the Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Company's Certificate of Incorporation also provides that expenses incurred by a person in his capacity as director of the Company in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by the Company pursuant to the Delaware Law. Under
Section 145 of the Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or (iv) for any transaction from which a director derived an improper personal benefit.

The Company has procured directors' and officers' liability insurance which insures against liabilities that directors and officers of the Company may incur in such capacities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND OFFERING.

The estimated expenses set forth below, will be borne by the Company.

Item                                                                Amount
----                                                                ------
SEC Registration Fee .......................................      $    768
Legal Fees and Expenses ....................................      $100,000
Accounting Fees and Expenses ...............................      $  7,500
Printing ...................................................      $  2,000

Total ......................................................      $104,768

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

                               IQ BIOMETRIX, INC.
                              (F/K/A "JVWEB, INC.")

In September and October 2003, the Company issued its 6% convertible debentures due on September 18, 2004 in the aggregate principal amount of $500,000 and $200,000, respectively, to four accredited investors. Of these four investors, two were affiliated institutional funds. These debentures are convertible anytime at the option of the holder into IQ Biometrix common stock at $.64 per share. In addition, IQ Biometrix issued warrants to the holders of these debentures to purchase up to 560,000 shares of the common stock of IQ Biometrix at a per share exercise price of $1.25. The issuances of these warrants and debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.


In June 2003, the Company issued to two accredited investors its 10% secured convertible debentures in the aggregate principal amount of $400,000. In addition, IQ Biometrix issued warrants to the holders of these debentures to purchase up to 320,000 shares of IQ Biometrix common stock at a per share exercise price of $.50. The issuances of these warrants and debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

In April 2003, the Company issued to two accredited investors its 10% secured convertible debentures in the aggregate principal amount of $400,000. These debentures also entitle the holder to receive warrants to purchase additional shares of common stock whose number depends on the amount of outstanding principal and accrued interest on the debentures at the relevant time. The issuances of these debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these debentures and the issuance of the warrants and of the common stock underlying the warrants will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

On February 11, 2003, the Company entered into a definitive agreement (the "Definitive Agreement") with Special Equity IV, L.P. ("Special Equity") regarding several transactions, including the acquisition by Special Equity of certain securities of the Company. Per the Definitive Agreement, Special Equity and the Company entered into that certain Stock Purchase Agreement, whereby Special Equity has purchased 500,000 shares of the Company's common stock for an aggregate purchase price of $200,000. Pursuant to the Definitive Agreement, Special Equity and the Company also entered into that certain Purchase and Sale Agreement whereby, in consideration of Special Equity's assignment to the Company of a promissory note made payable by a third party to Special Equity in the original principal face amount of $2.5 million, the Company will issue to SPECIAL EQUITY 700,000 shares of its common stock and grant to Special Equity warrants to purchase up to 1,000,000 shares of the Company's common stock for a per-share purchase price of $1.00. The issuances of the common stock to Special Equity are claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. The issuances to Special Equity of the warrants and the issuance of the common stock underlying the warrants will be claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.


During the last half of calendar 2002, the Company issued to three accredited investors its 6% convertible subordinated debentures in an aggregate principal amount of $350,000. The issuances of these debentures are claimed to be exempt, and the issuance of the common stock underlying these debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

For services rendered, in December 2002, the Company issued to a resigning director of the Company 23,500 shares of the Company's common stock. The issuance of these shares is claimed to be exempt pursuant to Section 4(2) and 4(6) of the Securities Act of 1933.

On March 22, 2002 (after taking into account certain post-closing adjustments), the Company issued 13,354,232 shares of its common stock in connection with the merger (the "Merger") of IQ Biometrix California, Inc. ("IQB") with and into a subsidiary of the Company. These shares were issued to approximately 87 of the now former shareholders of IQB all of whom represented to the Company that they were accredited. These issuances are claimed to be exempt pursuant to Rule 506 of Regulation D under the Securities Act of 1933 with respect to U.S. persons and pursuant to Regulation S under the Securities Act of 1933 with respect to non-U.S. persons. Also, in connection with the Merger, the Company assumed IQB's obligations under its stock plan, thus obligating the Company to issue up to 1,738,160 additional shares of common stock pursuant to options or stock grants issued pursuant to the assumed plan (after taking into account certain post-closing adjustments). The issuances of the common stock underlying these options or stock grants are claimed to be exempt pursuant to Rule 701 under the Securities Act of 1933.

Shortly prior to the Merger, the Company issued to Greg J. Micek (then the President of the Company) a Convertible Secured Promissory Note (the "Note") for an investment in the amount of $100,000. This Note provided for its automatic conversion into 100,000 shares of common stock upon the consummation of the Merger. The Note did ultimately convert into 100,000 shares of common stock upon the consummation of the Merger. The issuance of the Note and the issuance of the common stock underlying the Note are claimed to be exempt pursuant to Section 4(2) and 4(6) of the Securities Act of 1933.

Shortly prior to the Merger, the Company issued to one accredited investor an aggregate of 500,000 shares of common stock in a private placement for an aggregate purchase price of $500,000. This investor also received warrants to purchase up to 500,000 shares of common stock for a per-share purchase price of $1.00. In May of 2003, the Company issued 700,000 shares of its common stock to the same accredited investor in consideration for the acquisition by the Company of a certain secured promissory note held by the investor. The issuances of the common stock and the warrants are claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

During the past two years the Company has issued options for 1,400,000 shares of stock to executive officers pursuant to the Company's Stock Option Plan. The issuance of the options are claimed to be exempt, and the issuance of the common stock underlying the options will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.


During the past two years the Company issued to 21 consultants an aggregate of 1,744,986 shares of the Company's common stock in consideration for services rendered. Each of these consultants were either accredited or sophisticated. We believe that these individuals have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment. In addition, because of the services they performed for the Company, these individuals had sufficient access to material information about the Company. The shares were issued in a transaction which we believe satisfies the requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended.

On December 19, 2003, the Company issued 119,637 shares of its Common Stock to Greg Micek, a member of its Board of Directors for the reimbursement of expenses and payment for consulting services. Mr. Micek is an accredited investor and the issuance of the common stock is claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.


In January 2004, the Company issued 6,926 shares of its common stock to Greg Micek, a member of its Board of Directors, as payment for interest accrued under a promissory note in the principal amount of $50,000. Mr. Micek is an accredited investor and the issuance of the common stock is claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.


On January 2, 2004, the Company issued an option to purchase 60,000 shares of its common stock to a consultant for services provided. The consultant is an accredited investor and the issuance of the option and the common stock underlying the option is claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

On January 15, 2004, the Company issued an option to purchase 250,000 shares of its common stock to Michael Walsh, the Company's Chief Financial Officer. Mr. Walsh is an executive officer of the Company and is, therefore, an accredited investor and the issuance of the option and the common stock underlying the option is claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.


                          IQ BIOMETRIX CALIFORNIA, INC.

Between February 24 through March 21, 2002, the management of the Company understands and believes, based on the representations of IQ Biometrix California, Inc., that IQ Biometrix California, Inc. issued to 31 investors an aggregate of 644,846 shares of its common stock in a private placement for an aggregate purchase price of $510,001. These issuances of IQ Biometrix California, Inc. common stock are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

The management of the Company understands and believes, based the representations of IQB, that Between February 24 through March 21, 2002, IQ Biometrix California, Inc. granted to 32 employees and consultants options to purchase up to 3,837,540 shares of IQ Biometrix California, Inc. common stock. The grant of these options is claimed to be exempt pursuant to Regulation D under the Securities Act of 1933. These options have been assumed by IQ Biometrix, Inc. f/k/a "JVWeb."

During November 2001, IQ Biometrix California, Inc. issued to CISystems, Inc. an aggregate of 4,000,000 shares of its common stock in a private placement in connection with the purchase of CISystems, Inc.'s assets. This issuance of IQ Biometrix California, Inc. common stock is claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

During July 2001, IQ Biometrix California, Inc. issued to its nine founding investors an aggregate of 12,000,000 shares of its common stock in a private placement for an aggregate purchase price of $1,200. These issuances of IQ Biometrix California, common stock are claimed to be exempt pursuant to Section 4(2) of the Securities Act of 1933 with respect to five of the founders, and
Section 4(2) of and Regulation S under the Securities Act of 1933 with respect to four of the founders.

                                 CISYSTEMS, INC.

Between February 5 and March 19, 2001, CISystems, Inc. issued to three service providers an aggregate of 170,000 shares of its common stock in a private placement for services rendered. These issuances of the common stock are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

Between January 9 through June 18, 2001, CISystems, Inc. issued to seven investors in a private placement convertible promissory notes having an aggregate original principal amount of $1,080,000. These notes were eventually converted into 3,320,000 shares of CISystems, Inc. common stock. The investors in the convertible promissory notes also received warrants to purchase up to 5,650,000 shares (as adjusted) of CISystems, Inc. common stock for an aggregate purchase price of $5,650 (as adjusted). All of these warrants were eventually exercised. The issuances of the convertible promissory notes, the warrants and the common stock underlying them are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

During January 2001, CISystems issued to a corporation an aggregate of 1,500,000 shares of its common stock in a private placement in connection with the purchase of the assets of such corporation. This issuance of CISystems, Inc. common stock is claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

Between September 13 and June 15, 2000, CISystems, Inc. issued to five investors an aggregate of 9,900,000 shares (as adjusted) of its Series A preferred stock in a private placement for an aggregate purchase price of $1,900,000. These issuances of CISystems, Inc. Series A preferred stock are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933. During September 2000, CISystems, Inc. issued to its 20 founding investors an aggregate of 14,410,000 shares of its common stock in a private placement for an aggregate purchase price of $14,410. These issuances of CISystems, Inc. common stock are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

ITEM 27. EXHIBITS

EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------
3.01              Certificate of Incorporation of the Company is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997,
                  Item 27, Exhibit 3.01.

3.02 Bylaws of the Company is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 3.02.

3.03 Certificate of Amendment to Certificate of Incorporation of the Company is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 20, 2001, Item 6(a),
                  Exhibit 3.03.

4.01 Specimen Common Stock Certificate is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997, Item 27, Exhibit 4.01.


5.01              Opinion of Mark E. Crone, Attorney-at-Law.


9.01 Voting Agreement dated as of February 27, 2002 by Pierre Cote, Sylvie Lariviere and Eric McAfee in favor of Greg J. Micek is incorporated herein by reference from the Company's (SEC File No. 0-24001) Current Report on Form 8-K filed with the SEC on April 8, 2002, Item 7(c), Exhibit 9.1.

10.01 Agreement and Plan of Merger, dated as of February 27, 2002 (the "Merger Agreement"), by and among (a) JVWeb, Inc., a Delaware corporation, (b) IQB Acquisition Corporation, a newly-formed, wholly-owned Delaware subsidiary of JVWeb, Inc.,
                  (c) IQ Biometrix California, Inc., a California corporation, and (d) Pierre Cote, Sylvie Lariviere and Eric McAfee is incorporated herein by reference from the Company's (SEC File No. 0-24001) Current Report on Form 8-K filed with the SEC on April 8, 2002, Item 7(c), Exhibit 10.1.

10.02 Sale and Purchase Agreement dated as of February 27, 2002 by and between JVWeb, Inc., a Delaware corporation, and Greg J. Micek is incorporated herein by reference from the Company's (SEC File No. 0-24001) Current Report on Form 8-K filed with the SEC on April 8, 2002, Item 7(c), Exhibit 10.3.

10.03 Agreement dated May 31, 2002 between IQ Biometrix California, Inc. and Entreprise Cogniscience, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002,
                  Item 13(a)(iii), Exhibit 10.03.

10.04 Memorandum of Understanding between the University Business Center and IQ Biometrix dated August 1, 2002 between the Company and the University Business Center of Fresno State Letter of Intent - University is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002,
                  Item 13(a)(iii), Exhibit 10.04.

10.05 Master Service Agreement dated September 20, 2002 between the Company and Robert Rios & Associates, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.05.

10.06 Asset Purchase Agreement dated November 12, 2001 between IQ Biometrix California, Inc. and CISystems, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.06.

10.07 Agreement dated July 12, 2002 between the Company and GoNow Financial Network, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.07.

10.08 Advisory Agreement dated March 10, 2002 between IQ Biometrix California, Inc. and Fernand Beland is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002,
                  Item 13(a)(iii), Exhibit 10.08.

10.09 Executive Employment Agreement dated effective as of August 1, 2002 by and between the Company and William Scigliano is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.09.

10.10 Memorandum of Agreement regarding stock options dated August 1, 2002 by and between the Company and William Scigliano is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.10.

10.11 Executive Employment Agreement dated effective as of September 25, 2002 by and between the Company and Greg J. Micek is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.11.

10.12 Memorandum of Agreement regarding stock options dated August 1, 2002 by and between the Company and Greg J. Micek is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.12.

10.13 Notice of Stock Option Grant and Stock Option Agreement dated December 1, 2001 between IQ Biometrix California, Inc. and Morden Lazarus is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii),
                  Exhibit 10.13.

10.14 Notice of Stock Option Grant and Stock Option Agreement dated December 1, 2001 between IQ Biometrix California, Inc. and Paul Schroeder is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii),
                  Exhibit 10.14.

10.15 Asset Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and the Company is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a), Exhibit 10.01.

10.16 Stock Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and the Company is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a), Exhibit 10.02.

10.17 Warrant Agreement dated February 11, 2003 issued by the Company in favor of Special Equity IV, L.P. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a), Exhibit 10.03.

10.18 Bill of Sale and Assignment dated February 11, 2003 executed by Special Equity IV, L.P. in favor of the Company is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003, Item 6(a), Exhibit 10.06.

*10.19 Purchase and Sale Agreement dated February 11, 2003 between the Company and Special Equity IV, L.P.

*10.20 Bill of Sale and Assignment of Interest dated February 11, 2003 between the Company and Special Equity IV, L.P.

*10.21 Warrant to Purchase Common Stock dated February 11, 2003 between the Company and Special Equity IV, L.P.

*10.22 Stock Purchase Agreement dated February 11, 2003 between the Company and Special Equity IV, L.P.

*10.23 Security Agreement dated March 31, 2003 between the Company and Lenders

*10.24            Warrant to Purchase Common Stock Issued to Holder

*10.25 10% Secured Convertible Debenture dated May 28, 2003 between the Company and John J. Micek, Jr.

*10.26 10% Secured Convertible Debenture dated May 28, 2003 between the Company and Neil Morris

*10.27 10% Secured Convertible Debenture dated May 28, 2003 between the Company and Elisa Micek and Forte Capital Partners, LLC.

*10.28 10% Secured Promissory Note between the Company and Network Storage Systems, Inc. dated May 4, 2003.

*10.29            Security Agreement between the Company and the Lenders dated
                  May 14, 2003.

*10.30 Assignment of Rights and Consent to Assignment between the Company and Network Storage Systems, Inc dated May 14, 2003.

*10.31 Assignment of Accounts Receivable between the Company and Network Storage Systems, Inc. dated May 14, 2003.

*10.32 6% Secured Convertible Debenture dated September 19, 2003 between the Company and Platinum Partners Value Arbitrage Fund, LP incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

*10.33 6% Secured Convertible Debenture dated September 19, 2003 between the Company and Platinum Partners Value Macro Fund, LP incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

*10.34 Warrant to Purchase Common Stock Issued to Platinum Partners Value Arbitrage Fund, LP incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

*10.35 Warrant to Purchase Common Stock Issued to Platinum Partners Macro Fund, LP incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

*10.36 Memorandum of Agreement Between Straight Shooter Productions Inc. and InterQuest Inc.

*10.37             Employment Agreement between IQ Biometrix and William B. G.
                   Scigliano dated March 2, 2004.


10.38             Consulting Agreement between IQ Biometrix and Daniel P.
                  McKelvey dated August 1, 2003.


23.01             Consent of Malone & Bailey, PLLC


23.02             Consent of Mark E. Crone, Attorney-at-Law,  (to be included in
                  Exhibit 5.1 to this Registration Statement).


25.1              Power of Attorney (included on the signature page thereto)

99.01 The Company's Year 2002 Consultant Compensation Plan is incorporated herein by reference from the Company's Registration Statement on Form S-8 (SEC File No. 333-96873) filed July 7, 2002, Item 8, Exhibit 4.02.

99.02 The Company's Year 2003 Consultant Compensation Plan is incorporated herein by reference from the Company's Registration Statement on Form S-8 (SEC File No. 333-107447) filed July 28, 2003, Item 8, Exhibit 4.02.

99.03 The Company's 2000 Non-Qualified Stock Option Plan is incorporated herein by reference from the Company's Registration Statement on Form S-8 (SEC File No. 333-43884) filed August 16, 2000, Item 8, Exhibit 4.02.

99.04 IQ Biometrix California, Inc. 2001 Stock Plan is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 99.03.

* previously filed

ITEM 28. UNDERTAKINGS

A. The undersigned Registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and include any additional or changed material information on the plan of distribution.

(2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

(2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Amendment No. 4 to Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, California on March_30, 2004.


                               IQ BIOMETRIX, INC.



                                                  By: /s/ William Scigliano
                                                     ----------------------
                                                     William Scigliano,
                                                     Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Name                            Title                           Date
----                            -----                           ----


/s/ Greg. J. Micek            Director                          March 30, 2004
-------------------------
Greg J. Micek




/s/William Scigliano          Director and Chief                March 30, 2004
-------------------------     Executive Officer
William Scigliano             (Principal Executive Officer)




/s/ Daniel P. McKelvey        Director                          March 30, 2004
-------------------------
Daniel P. McKelvey



/s/Michael Walsh              Chief Financial Officer,          March 30, 2004
-------------------------     Treasurer & Controller
Michael Walsh                 (Principal Financial Officer
                              and Principal Accounting
                              Officer)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of IQ Biometrix, Inc., on Form SB-2, as amended, of our report dated September 30, 2003 appearing in this Registration Statement. We also consent to the reference to us under the heading "Experts" in this registration statement.


/s/ Malone & Bailey, PLLC
Houston, Texas
March 31, 2004